UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________________

SCHEDULE 14A

__________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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ATLAS TECHNICAL CONSULTANTS, INC.

(Name of Registrant as Specified in its Charter)

________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ATLAS

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS & PROXY STATEMENT

Notice of 2022 Annual meeting stockholders & PROXY STATEMENT

What does it take to build a resilient future? It starts by leading with heart. That means we attend to details. We innovate smarter, more sustainable and resilient solutions. Deliver infrastructure that we can all depend on. Protect and restore natural resources. We leverage our diverse backgrounds and capabilities to create shared value for our communities. Safe & Healthy Infrastructure Sustainable & Resilient Systems Diverse , Equitable, & Inclusive Communities

FELLOW SHAREHOLDERS: Coming off one of the most challenging years in our young history as a public company, Atlas demonstrated the strength of our business, the resilience of our culture, and the highly skilled professional talent of our people to deliver a record year. The Atlas team continued to provide high-quality technical services to our clients, improve the quality of life in our communities, and future-proof our nation’s natural and built infrastructure against the forces of climate change and population shifts. At Atlas, we strive to help create a resilient and sustainable future for generations to come. ENVISIONING OUR FUTURE THROUGH STRATEGIC AND CONSISTENT PERFORMANCE Our fiscal 2021 year was a standout year for Atlas as we delivered record gross revenue of $539 million, up 15% YoY; record net revenue of $435 million, up 14% YoY; and record adjusted EBITDA of $73.2 Million, up 17% YoY. In February, we took the latest step in our goal to simplify our capital structure with a strategic refinancing that significantly expanded our ability to continue investing in our future growth. This recapitalization provides greater flexibility to pursue new initiatives, such as acquisitions of new technologies and professional services companies, expanding our existing service capabilities, and further developing our end-market expertise and geographic footprint. We managed our balance sheet and cash closely during the year and generated operating cash flow of $29 million, which reduced debt and strengthened our financial position. We enter 2022 with record backlog of signed contracts totaling $808 million, plus another approximately $125 million of new awards that are pending contract execution. We continue to pursue our strategy of growing the business through a combination of organic growth and M&A transactions that target companies that we believe will deliver revenue synergies. During 2021, we completed two such acquisitions. In April, we acquired Atlantic Engineering Laboratories, Inc. (“AEL”), a full-service materials testing and inspection firm providing on-site quality control and quality assurance services in New York and New Jersey. In July, we acquired O’Neill Service Group (OSG), a well-known firm for providing quality inspections, construction materials testing, and environmental services for rail and transit projects throughout the state of Washington. Both firms position us to increase our market share in geographies where transportation and infrastructure clients are funding large-scale programs. ENVISIONING OUR FUTURE BY INVESTING IN OUR PEOPLE The entire Atlas Board is incredibly proud of the accomplishments of our employees who delivered world-class solutions that benefitted our clients, investors, and our communities. Their talent and commitment have led to impressive wins on marquee programs like the $115m contract awarded by the New York Metropolitan Transportation Authority (MTA) to the Joint Venture (JV) team of Atlas and WSP USA, for construction management, design oversight, operations management, and commercial management of the Penn Station Access project. This award illustrates the benefits of our strategy to acquire companies that complement our existing technologies and professional expertise, as our scope of work will be executed by a combination of legacy Atlas businesses and recent acquisitions. These acquisitions position us for success on ever larger and more complex projects. We were also selected to provide design quality assurance for the I-35 Northeast Expansion (NEX) project in Texas. The $1.5 billion Design-Build contract was awarded to the Alamo NEX Construction as the best value proposer, with Atlas as a major participant. The project will develop, design, construct and maintain the I-35 NEX from I-410 South to FM 1103 in Bexar, Guadalupe, and Comal counties with Atlas providing design quality assurance. We continue to attract, retain, and develop the very best employees. We have remained focused on our goal to build an agile, hybrid workforce with the ability to work on a variety of projects and deploy talent through our Atlas Technical Organization (ATO), regardless of location or business line. EMPLOYEE HEALTH AND SAFETY Atlas places the health, safety and wellbeing of its employees above all else, with an unwavering commitment to providing a safe and healthy work environment by reducing risks and hazards throughout all of its offices and operations. Our daily goal is that every employee returns home from work safely and injury free. For 2021, our Total Recordable Incident Rate, or TRIR, was .50. However, we believe that one incident is too many and are focused on continuous improvement going forward, with an emphasis on incident prevention through more frequent training on a broader range of topics and swift integration of acquired companies into the larger and more comprehensive Atlas safety program. At Atlas, we emphasize the importance of incorporating safety awareness into every aspect of our lives by encouraging employees to (1) Think Safe (make safety a thought before starting any activity or job); (2) Work Safe (make safety a part of our culture); and (3) Live Safe (make safety a lifestyle). BRIAN K. FERRAIOLI, CHAIRMAN

ENVISIONING A FUTURE THAT IS SOCIALLY RESPONSIBLE, INCLUSIVE, & FOCUSED ON SUSTAINABILITY & THE ENVIRONMENT At Atlas, we believe environmental, social and governance (ESG) issues have a profound impact on our world. We embrace the responsibility to improve the communities in which we live and work and because of that, ESG principles and priorities are incorporated into our business model, with the goal of developing solutions that produce positive systemic change for our communities and the environment. Our approach prioritizes three key pillars (safe and healthy infrastructure, sustainable and resilient systems, and diverse, equitable and inclusive communities) that address the balance between people and planet; the vital solutions that are the foundation of our work; and the opportunity we have to make positive systemic change. Being a professional services company, our environmental footprint is relatively modest when compared to many of our clients to whom we provide on a daily basis industry leading solutions focused on providing a safe and healthy infrastructure; sustainable and resilient systems supporting diverse, equitable, and inclusive communities. In 2021, approximately one third of our Gross Revenues resulted from environmental related work performed on behalf of our clients. Our ESG web page showcases our wide range of expertise and how our core services are well-aligned with many of our clients’ ESG objectives. From working with rural and urban communities in Arizona through the United States EPA (USEPA) Brownfields Program to remediate and revitalize their natural environments; to discovering and documenting the first inland rice fields in Georgia that will serve as a road-map for evaluating National Register eligibility for any future inland rice fields identified in the state, we are leveraging the power of our diverse backgrounds, beliefs, and capabilities to create value for our company and our stakeholders. While we will continue to assist our clients in achieving their environmental goals, we will also strive to minimize our own environmental footprint. In the first quarter of 2021, we appointed our Chief Diversity Officer, Jamie Myers, who reports directly to our Chief Executive Officer and who regularly updates the board of directors of the Company’s DEI initiatives. We launched seven employee resource groups (“ERGs”), which are voluntary, employee-led groups that strive to foster a diverse, inclusive workplace aligned with our core values. Our ERGs exist to support career development and networking opportunities. In September, our CEO, L. Joe Boyer, joined a cooperative of CEOs around the world in signing the CEO Action for Diversity & Inclusion pledge. This pledge is a commitment to advance diversity and inclusion by taking action to cultivate a workplace where diverse perspectives and experiences are welcomed and respected and where employees feel encouraged to discuss diversity and inclusion. We also rolled out Unconscious Bias training for all 3,450 Atlas employees and we’re proud that 100 percent of our employees took the training which we now offer in our on-boarding process for all new hires. And this is only the beginning. We will continue to focus on ESG elements that are material to our business and develop a plan and associated metrics that we can stand behind as One Atlas. Our objective is to be thoughtful and deliberate as we start integrating these material aspects into our reporting. CULTIVATING A FUTURE BECAUSE OF A SOLID FOUNDATION There have been many accomplishments in 2021. Our Management Team rang the closing bell on Nasdaq—a major recognition by a global stock exchange of the success of our company. It was a great opportunity to celebrate our achievements and recognize the significant contributions of our employees and the value we bring to our clients. We will build on our proven business model, our distinct culture, and our talented and dedicated employees in 2022. We plan to continue investing in integrating our capabilities to pursue larger and more complex projects, while continuing our organic growth. Through new acquisitions, we will seek to gain new technologies and capabilities while also expanding our client base and geographic footprint. Whether it is connecting smart cities, protecting our environment, or making the places we live and work safer and cleaner, Atlas is uniquely positioned to benefit from ongoing investment in new and existing infrastructure for many years to come. We enter 2022 with a robust backlog, solid infrastructure and environmental market fundamentals, and an active M&A pipeline. I’m proud to represent Atlas’ more than 3,450 employees, who are fully committed to delivering mission-critical projects in the U.S. in a safe and sustainable manner. Our future is being built on a solid foundation. In this time of unpredictability, I am pleased with the resiliency of our business and our people. Our goal is to stay nimble, close to clients, and deliver safely with passion and integrity, working together to improve the communities we serve. On behalf of the Board of Directors, I want to thank our clients, employees and stockholders for your continued support. BRIAN K. FERRAIOLI | CHAIRMAN OF THE BOARD | ATLAS

ATLAS TECHNICAL CONSULTANTS, INC.
13215 Bee Cave Parkway, Building B, Suite 230 Austin, Texas 78738

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 9, 2022

Dear Stockholders of Atlas Technical Consultants, Inc.:

Notice is hereby given that the annual meeting (the “annual meeting”) of stockholders of Atlas Technical Consultants, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 9, 2022, at 10:00 A.M., Central Time, for the following purposes:

1       To elect the three Class III directors named in this proxy statement to serve until the annual meeting of stockholders to be held in 2025.

2       To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company for the 2022 fiscal year.

3       To vote on the amendment and restatement of the Company’s Second Amended and Restated Certificate of Incorporation (the “Charter”) to, among other items, eliminate the supermajority voting requirements to amend the Charter and the Company’s Amended and Restated Bylaws (the “Bylaws”).

4       To transact such other business as may properly be brought before the annual meeting and any adjournment, postponement or continuation thereof.

To support the health and well-being of our employees, Board of Directors, stockholders and other meeting participants, and to facilitate broad stockholder attendance and provide a consistent experience to all stockholders, regardless of location, the annual meeting will be virtual. To attend the virtual annual meeting and vote your shares electronically, you will need to visit www.virtualshareholdermeeting.com/ATCX2022 (the “Meeting Website”) and enter the control number found on your proxy card. We encourage you to log on 15 minutes prior to the start time of the meeting. If you wish to submit questions for the annual meeting, please do so in advance by submitting your questions to our Co-General Counsel and Assistant Corporate Secretary, Bradford Twombly, at brad.twombly@oneatlas.com. Questions should be submitted at least three days in advance of the annual meeting and must be of an appropriate topic to be addressed at the annual meeting. As part of the annual meeting, we will also hold a question and answer session, during which the Company intends to answer questions submitted during the meeting in accordance with the annual meeting procedures, which are pertinent to the Company and the meeting matters, as time permits. Questions may also be submitted during the annual meeting through the Meeting Website.

Only stockholders of record on the books of the Company at the close of business on April 14, 2022 will be entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the annual meeting will be available for inspection ten days prior to the annual meeting and during the annual meeting by contacting the Company at 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738, or (866) 858-4499.

The Company is providing this proxy statement and accompanying proxy card to its stockholders in connection with its annual meeting of stockholders and any adjournments or postponements thereof.

Your vote is very important. Whether or not you plan to attend the annual meeting via the Meeting Website, please vote without delay.

The approximate date of mailing of the enclosed proxy statement and proxy card is April 26, 2022.

By order of the Board of Directors,

/s/ L. Joe Boyer
L. Joe Boyer
Chief Executive Officer

April 26, 2022

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on June 9, 2022:
Our Proxy Statement and 2021 Annual Report to Stockholders are available at
www.proxyvote.com

ATLAS TECHNICAL CONSULTANTS, INC.
13215 Bee Cave Parkway, Building B, Suite 230
Austin, Texas 78738

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

GENERAL

The Annual Meeting

The annual meeting of stockholders of Atlas Technical Consultants, Inc., a Delaware corporation (the “Company”), which we refer to in this proxy statement as the annual meeting, will be held on Thursday, June 9, 2022, at 10:00 A.M., Central Time, for the following purposes:

1.      To elect the three Class III directors named in this proxy statement to serve until the annual meeting of stockholders to be held in 2025.

2.      To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company for the 2022 fiscal year.

3.      To vote on the amendment and restatement of the Charter to, among other things, eliminate the supermajority voting requirements to amend the Charter and the Bylaws.

4.      To transact such other business as may properly be brought before the annual meeting and any adjournment, postponement or continuation thereof.

To support the health and well-being of our employees, Board of Directors, stockholders and other meeting participants, and to facilitate broad stockholder attendance and provide a consistent experience to all stockholders, regardless of location, the annual meeting will be virtual. To attend the virtual annual meeting and vote your shares electronically, you will need to visit www.virtualshareholdermeeting.com/ATCX2022 (the “Meeting Website”) and enter the control number found on your proxy card. We encourage you to log on 15 minutes prior to the start time of the meeting. If you wish to submit questions for the annual meeting, you should do so in advance by submitting your questions to our Co-General Counsel and Assistant Corporate Secretary, Bradford Twombly, at brad.twombly@oneatlas.com. Questions should be submitted at least three days in advance of the annual meeting and must be of an appropriate topic to be addressed at the annual meeting. As part of the annual meeting, we will also hold a question and answer session, during which the Company intends to answer questions submitted during the meeting in accordance with the annual meeting procedures, which are pertinent to the Company and the meeting matters, as time permits. Questions may also be submitted during the annual meeting through the meeting website.

Only stockholders of record on the books of the Company at the close of business on April 14, 2022 will be entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the annual meeting will be available for inspection ten days prior to the annual meeting and during the annual meeting by contacting the Company at 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738, or (866) 858-4499.

This proxy statement and accompanying proxy card are furnished in connection with the solicitation by our board of directors, which we refer to in this proxy statement as the “Board,” of proxies from holders of shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”) and our Class B common stock, par value $0.0001 per share (“Class B common stock”), which we collectively refer to in this proxy statement as our common stock, to be used at the annual meeting, and at any and all adjournments or postponements thereof. Proxies in the accompanying form, properly executed and duly returned to the Company, and not revoked, will be voted at the annual meeting and any and all adjournments or postponements thereof.

We will send this proxy statement and the accompanying form of proxy on or about April 26, 2022, to stockholders of record of our common stock as of April 14, 2022.

Revocation of Proxy

A proxy card that is executed and returned may nevertheless be revoked at any time before its exercise by giving written notice of revocation to our Corporate Secretary at the address given at the top of this proxy statement, by submitting a later dated proxy or by attending the virtual annual meeting via the Meeting Website and voting according to the instructions on the Meeting Website.

Expenses and Manner of Solicitation

We will bear the cost of soliciting proxies for the annual meeting. In addition to solicitations by mail, we may, through our directors and officers, solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

COMPANY PERFORMANCE - HIGHLIGHTS AND ACHIEVEMENTS

Full Year 2021 Financial Performance

- Record $539 million gross revenue
- Record $73.2 million Adjusted EBITDA[1]
- 16.6% Adjusted EBITDA margin
- Record $808 million backlog at Dec 31, 2021

Recent Acquisitions

- Atlantic Engineering Laboratories
- O'Neill Services Group
- TranSmart Technologies (closed Q1 2022)
- 1 Alliance Geomatics (closed Q1 2022)

Capital Structure Improvements

Key Project Wins

- NYC MTA Penn Access — $44 million
- Phillips 66 Remediation — $30 million
- Caltrans Alt Delivery — $18 million
- FHWA Central Federal Lands — $17.5 million
- TxDOT, IH35 Design Review — $14.8 million

Corporate Governance

- Added another independent Board member
- No longer a "Controlled Company" under NASDAQ standards

Diversity & Inclusion

- Appointed Chief Diversity Officer
- CEO Signed **CEO Action for Diversity and Inclusion™** Pledge

E PLURIBUS UNUM

COMPANY PERFORMANCE - HIGHLIGHTS AND ACHIEVEMENTSFull Year 2021 Financial PerformanceRecent AcquisitionsRecord $539 million gross revenueRecord $73.2 million Adjusted EBITDA116.6% Adjusted EBITDA marginRecord $808 million backlog at Dec 31, 2021 Atlantic Engineering LaboratoriesO’Neill Services GroupTranSmart Technologies (closed Q1 2022)1 Alliance Geomatics (closed Q1 2022) Capital Structure ImprovementsKey Project WinsRedeemed all preferred equity and refinanced debt in Q1 2021Increased the percentage of publicly traded Class A common stock to 91% of total shares outstanding versus 19% of outstanding shares in February 2020Reduced comparable bank covenant net leverage ratio2 from 6.25 to 5.45 during 2021 NYC MTA Penn Access — $44 millionPhillips 66 Remediation — $30 millionCaltrans Alt Delivery — $18 millionFHWA Central Federal Lands — $17.5 millionTxDOT, IH35 Design Review — $14.8 million Corporate GovernanceDiversity & InclusionAdded another independent Board memberNo longer a “Controlled Company” under NASDAQ standards Appointed Chief Diversity OfficerCEO Signed CEO Action for Diversity and Inclusion™ Pledge 1 Net revenue and adjusted EBITDA are not financial measures determined in accordance with GAAP. For a definition of adjusted EBITDA and net revenue and a reconciliation to our most directly comparable financial measures calculated in accordance with GAAP, please see page 7 of this proxy statement.2 Net leverage calculated as (debt–cash) / LTM Adj. EBITDA including pro forma impact from acquisitions and cost efficiencies.

INFORMATION ABOUT THE COMPANY OUR COMPANY Headquartered in Austin, Texas, we are an infrastructure and environmental solutions company and leading provider of professional testing, inspection, engineering, environmental, program management and consulting services, offering solutions to public and private sector clients in the transportation, commercial, water, government, education, industrial, healthcare and power markets. Our customers include government agencies (federal, state and local), quasi-public entities, schools, hospitals, utilities and airports, as well as private sector clients across many industries. With approximately 145 offices located throughout the United States, we provide a broad range of mission-critical technical services, helping our clients test, inspect, plan, design, certify and manage a wide variety of projects across diverse end markets. We act as a trusted advisor to our clients, helping clients design, engineer, inspect, manage and maintain civil and commercial infrastructure, including roads and bridges, servicing existing structures as well as helping to build new structures. However, we do not perform any construction, and do not take any direct construction risk. As such, our services require limited amounts of capital expenditures. We provide a broad range of mission-critical technical services, ranging from providing inspection services in small projects to managing significant aspects of large, multi-year infrastructure and environmental projects. We have long-term relationships with a diverse set of clients, providing a base of repeating clients, projects and revenues. Approximately 90% of our revenues are derived from clients who have used our services at least twice in the past three years and more than 95% of our revenues are generated from client relationships longer than ten years, with greater than 25% of revenues generated from relationships longer than thirty years. Examples of such long-term customers include the Georgia and Texas Departments of Transportation, U.S. Postal Service, U.S. Environmental Protection Agency, Gwinnett County Georgia, New York City Housing Authority, Stanford University, Port of Oakland, United Rentals, Inc., Speedway, Walmart, Inc., and Apple Inc. Our services require a high degree of technical expertise, as our clients rely on us to provide testing, inspection and quality assurance services to ensure that structures are designed, engineered, built and maintained in accordance with building codes, regulations and the highest safety standards. As such, our services are delivered by a highly-skilled, technical employee base that includes engineers, inspectors, scientists and other field experts. The solutions we deliver combine our workforce’s technical expertise with the latest technological advances resulting in cutting edge results. This is exemplified through our most recent acquisitions of TranSmart and 1 Alliance. These firms utilize drones, robotics, sensors, cameras and a number of other instruments to collect and analyze data for our clients allowing our staff to deliver safe, efficient, resilient and reliable solutions. As of December 31, 2021, our technical staff represented nearly 80% of our approximately 3,450 employees. Our services are typically provided under contracts, some of which are long-term with long lead times between when contracts are signed and when our services are performed. As such, we have a significant amount of contracted backlog, providing for a high degree of visibility with respect to revenues expected to be generated from such backlog.

OUR CORE VALUES We strive to be the most sought-after infrastructure and environmental solutions provider, known for our unique values-driven approach and brought to life by the industry’s most exceptional people. At Atlas, we apply the following core values in all that we do: LIFE — We enhance quality of life. We value people and safety above all else. HEART — As our hallmarks, we act with compassion, empathy and respect. TRUST — We work together as partners, doing what we say with full accountability. MASTERY — Always striving for the highest quality, we ensure greatness inspires all our work. FOCUS ON SUSTAINABILITY & THE ENVIRONMENT As an infrastructure and environmental solutions provider, we are committed to applying our expertise and values to help our clients to improve sustainable infrastructure and ensure a safe and healthy environment through the services we provide. We aim to assist our clients in the effective management of their environmental risks, including those related to climate change, while also minimizing our own environmental footprint. Through our transportation and infrastructure services, we are committed to the continuous evaluation of opportunities and implementation of solutions to maximize energy efficiency, renewable energy and low-carbon technologies. Additionally, we aim to help our clients manage and respond to climate-related impacts through our disaster response and recovery services, while also contributing to community resiliency through our engineering and design services.

HUMAN CAPITAL MANAGEMENT At Atlas, our employees are our assets; they are the very foundation of our success, the heart of our organization and the drivers of our future potential. As of December 31, 2021, we had approximately 3,450 employees, approximately 85% of which were full-time employees and approximately 80% of which represent technical staff with specialized expertise such as engineers, inspectors, scientists and other field experts. We consider our employee relations to be good. Our employee attrition rate for 2021 among all staff, part-time and full-time, was approximately 20%. To date, we have been able to locate and engage highly qualified employees as needed and we do not expect our growth efforts to be constrained by a lack of qualified personnel. However, our ability to attract, retain, engage and support a diverse and highly qualified workforce is essential to our future success. As such, we prioritize diversity within our employee population and proactively foster a culture of inclusion throughout our organization, and we place the health, safety and wellbeing of our employees above all else. FOCUS ON DIVERSITY, EQUITY, & INCLUSION To achieve our vision, we seek to hire, develop, and promote a talented and diverse team of professionals nationwide. We believe leveraging the power of our different backgrounds, beliefs, perspectives and capabilities creates value for our Company and our stockholders. At Atlas we define diversity, equity and inclusion as follows: In the third quarter of 2020, we formed the Atlas Diversity, Equity and Inclusion Council (the “DE&I Council”) comprised of employee representatives from varying backgrounds, geographic regions, functional groups and levels of seniority within our organization to focus on diversity, equity and inclusion strategy development, initiative execution and measurement of outcomes. The DE&I Council’s work is streamlined into three targeted programs: Employee Resources, Talent & Training and Community Outreach. In the first quarter of 2021, we appointed Jamie Myers as our Chief Diversity Officer, who reports directly to our CEO, and launched seven employee resource groups (“ERGs”), which are voluntary, employee-led groups that strive to foster a diverse, inclusive workplace aligned with our core values. Our ERGs exist to provide support, career development and networking opportunities as well as create a safe space where employees can be their authentic selves. Each ERG is open to all employees and cross-collaboration across ERGs is encouraged. When we work together to foster an open, diverse workplace, mentoring and support can reshape our inclusive culture. CEO ACTION FOR DIVERSITY & INCLUSION In the third quarter of 2021, our CEO L. Joe Boyer signed the CEO Action for Diversity & Inclusion™, the largest CEO-driven business commitment to advance diversity and inclusion within the workplace. The coalition is comprised of nearly 2,000 companies and organizations across industries, geographies, size and scale. DIVERSITY is the presence of employees of different gender, race, ethnicity, sexual orientation, age, socio-economic status, and physical/mental abilities. EQUITY is the promotion of impartiality and fairness within procedures, processes, distribution of resources, and access to promotion and development. INCLUSION is an ongoing commitment to ensure that all Atlas employees experience a welcoming work environment that is devoid of discrimination and bias.

EMPLOYEE HEALTH, SAFETY, & WELLBEING We place the health, safety and wellbeing of our employees above all else in our business and operations. We are committed to providing a safe and healthy work environment for our team and aim to reduce risks and hazards throughout all of our offices and operations. We are committed to mitigating risks by providing health and safety training for all employees and communicating our health and safety practices throughout our business. We also comply with all applicable health and safety requirements and regulations at the local, state and national levels throughout all operations and projects. At Atlas, we continuously emphasize the three underlying principles of safety: MINORITIES LGBTQ WOMEN IN BUSINESS PROFESSIONALS WITH DISABILITIES PARENTS & CAREGIVERS MILITARY VETERANS YOUNG PROFESSIONALS THINK SAFE: make safety a thought before starting any activity or job; WORK SAFE: make safety a part of our culture; LIVE SAFE: make safety a lifestyle. The overall wellbeing, including the mental health, of our employees is of utmost important to us. We provide an Employee Assistance Program free of charge to all employees, through which a third-party provider offers confidential guidance for personal issues that employees may be facing, including substance abuse, mental health, work, familial, financial and legal matters.

ATLAS BUSINESS COMBINATION We were originally formed on June 28, 2017 as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. On February 14, 2020, we consummated the acquisition of the equity interests in certain of the subsidiaries of Atlas Technical Consultants Holdings LP (the “Seller”) (such transaction, the “Atlas Business Combination”) pursuant to that certain unit purchase agreement entered into by and between Atlas TC Buyer LLC (“Buyer”), the Seller and the other parties thereto on August 12, 2019, as amended on January 22, 2020. The Seller is an affiliate of Bernhard Capital Partners Management LP (“Bernhard Capital Partners”). Bernhard Capital Partners and certain of its affiliates (other than the Company and its subsidiaries) are herein referred to as our “Sponsor.” Following the consummation of the Atlas Business Combination, the combined company is organized in an “Up-C” structure in which the business of Atlas Intermediate Holdings LLC (“Atlas Intermediate”) and its subsidiaries is held by Atlas TC Holdings LLC (“Holdings”) and continues to operate through the subsidiaries of Atlas Intermediate, and in which our only direct assets consist of common units of Holdings (“Holdings Units”). We are the sole manager of Holdings in accordance with the terms of the amended and restated limited liability company agreement of Holdings (the “Holdings LLC Agreement”) entered into in connection with the consummation of the Atlas Business Combination, as amended and as may be further amended from time to time. Each Holdings Unit, together with one share of Class B common stock, is exchangeable for one share of Class A common stock at the option of the holder pursuant to the terms of the Company’s and Holdings’ organizational documents, subject to certain restrictions. Following the consummation of the Atlas Business Combination, we changed our name from “Boxwood Merger Corp.” to “Atlas Technical Consultants, Inc.” and continued the listing of our Class A common stock on the NASDAQ under the symbol “ATCX.” Prior to the consummation of the Atlas Business Combination, our Class A common stock was listed on the NASDAQ under the symbol “BWMC.”

Reconciliations of Non-GAAP Financial Measures

Atlas Technical Consultants
Reconciliation of Gross Revenues to Net Revenues
(in thousands)

	For the year ended December 31,
	2021	2020
Gross Revenue	$538.8	$468.2
Reimbursable Expenses	(104.3)	(86.8)
Revenue Net of Reimbursable Expenses	$434.5	$381.4

Atlas Technical Consultants
Reconciliation of Net Income to Adjusted EBITDA
(in millions)

	For the year ended December 31,
	2021	2020
	(Unaudited)
Net (loss) income	$(29.7)	$(27.6)
Interest(1)	54.8	24.7
Taxes	2.5	0.7
Depreciation and amortization	23.7	26.1
EBITDA	51.3	23.9

EBITDA for acquired business prior to Acquisition Date(2)	—	0.8
One time legal/transaction costs and other non-recurring charges(3)	10.3	26.6
Non-cash change in fair value of contingent consideration	5.8
Non-cash equity compensation(4)	5.8	11.4
Adjusted EBITDA	$73.2	$62.7

____________

(1)      Includes $15.2 million of financing fees incurred as part of the Atlas Business Combination in 2020 that were written off as part of our refinancing that occurred in the first quarter of 2021 and $1.7 million of write-offs relating to deferred financing fees for the year ended December 31, 2020.

(2)      Includes the EBITDA of LONG (which we acquired in February 2020) for the period January 1, 2020 through the date of the acquisition.

(3)      Includes costs associated with lease accruals related to moving to a hybrid workforce, employee separation charges, professional service-related service fees such as legal, accounting, tax, valuation and other consulting relating to the Atlas Business Combination and other M&A activity. Additionally, it includes costs related to the COVID-19 pandemic and other non-recurring expenses.

(4)      Includes the amortization of the unvested portion of our 2017 and 2019 Management Incentive Plan grants that vested immediately upon the change in control provision contained within the agreements, the amortization of unvested restricted share units, performance share units and stock options granted in 2020 and 2021 to key management personnel and our compensation to our Board of Directors

VOTING AT THE ANNUAL MEETING

We have an authorized capitalization of 501,000,000 shares of capital stock, consisting of (a) 500,000,000 shares of common stock, par value $0.0001 per share, including (i) 400,000,000 shares of Class A common stock and (ii) 100,000,000 shares of Class B common stock, and (b) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share. Holders of the Class A common stock and holders of the Class B common stock vote together as a single class. Each holder of our Class A common stock and Class B common stock is entitled to one vote per share on each matter of business properly brought before the annual meeting. Stockholders do not have cumulative voting rights. We refer to the Class A common stock and the Class B common stock collectively as the common stock. At the annual meeting, only those holders of shares of common stock at the close of business on April 14, 2022, the record date, will be entitled to vote. As of the record date, (a) 38,449,785 shares of common stock were outstanding and entitled to vote, consisting of 35,115,892 shares of Class A common stock and 3,333,893 shares of Class B common stock and (b) no shares of preferred stock were outstanding.

Record holders of common stock can vote by the following methods:

•        By mail.    You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope.

•        Via the Internet.    You may vote by submitting a proxy via the Internet until 11:59 p.m., Eastern Time, on June 8, 2022, by accessing the website listed on your proxy card, www.proxyvote.com, and following the instructions you will find on the website. Internet proxy submission is available 24 hours a day.

•        Via the Meeting Website.    You may participate in the virtual annual meeting via the Meeting Website and vote during the meeting by following the instructions available on the Meeting Website at the time of the annual meeting.

Beneficial owners of shares held in street name may instruct their bank, broker or other nominee how to vote their shares. Beneficial owners should refer to the materials provided to them by their nominee for information on how to communicate their voting instructions to their nominee. Beneficial owners may not vote their shares via the Meeting Website at the virtual annual meeting unless they obtain a legal proxy from the stockholder of record, present it to the inspector of election at the annual meeting and produce valid identification. Beneficial owners should contact their bank, broker or other nominee in advance of the annual meeting for instructions regarding obtaining a legal proxy.

The presence at the annual meeting virtually via the Meeting Website, either in person or by proxy, of holders of outstanding shares of common stock entitled to cast a majority of all the votes entitled to be cast at the annual meeting will constitute a quorum. The presence of a quorum for any proposal establishes a quorum for all of the proposals, even if holders of outstanding shares of common stock entitled to cast a majority of all the votes entitled to be cast at the annual meeting do not vote on all of the proposals.

Shares of common stock represented at the annual meeting virtually via the Meeting Website but not voted on one or more proposals will be included in determining the presence of a quorum for all of the proposals, but will not be considered cast on any proposal on which they were not voted.

Brokers who hold shares in street name for customers are required to vote those shares in accordance with instructions received from the beneficial owners. Applicable rules restrict when brokers that are record holders of shares may exercise discretionary authority to vote those shares in the absence of instructions from beneficial owners. Brokers who hold shares of common stock in street name for customers generally may vote their customers’ shares on proposals considered to be “routine” matters under applicable rules and may not vote their customers’ shares on proposals that are not considered to be “routine” matters under applicable rules if the customers have not furnished voting instructions within a specified period of time prior to the annual meeting. Proposal 1 and Proposal 3 are not considered to be a “routine” matter under applicable rules. Proposal 2 is considered a “routine” matter under applicable rules.

We refer to the situation where a broker does not receive voting instructions from the beneficial owner of shares of common stock on a particular matter and indicates on the proxy delivered with respect to such shares of common stock that it does not have discretionary authority to vote on that matter as a “broker non-vote.” Broker non-votes and abstentions will be considered as present for the purpose of determining whether a quorum exists. Under Delaware law, abstentions are not considered to be votes cast on a proposal and therefore will not affect the outcome of any proposal to be voted on at the meeting. Broker non-votes will not affect the outcome of any proposal to be voted on at the meeting.

Proposal 1.    In order to be elected as a Class III director as described in Proposal 1 below, a nominee must receive a plurality of all the votes cast at the annual meeting by the shares represented in person or by proxy and entitled to vote on the election of directors at which a quorum is present, which means that the nominees with the most votes are elected. Abstentions (withholding a vote) and broker non-votes will have no effect on the election of directors.

Proposal 2.    The affirmative vote of the holders of at least a majority of the votes cast at the meeting at which a quorum is present is required to ratify the selection of Grant Thornton LLP, or Grant Thornton, as our independent registered public accounting firm for the 2022 fiscal year as described in our discussion of Proposal 2 below. Abstentions (withholding a vote) will have no effect on this proposal. We do not expect there to be any broker non-votes for this Proposal because it is a “routine” matter for which brokers may exercise discretionary voting.

Proposal 3.    The affirmative vote of the holders of at least sixty-six and two-thirds (66⅔) of the shares of common stock, voting as a single class, is required to approve the amendment and restatement of the Charter to, among other things, eliminate the supermajority voting provisions in the Charter and the Bylaws. Abstentions and broker non-votes will be counted as a vote against Proposal 3.

Any submitted and signed proxy card that does not provide voting instructions, and is not designated as a broker non-vote, will be voted “FOR” the election of each of the Class III director nominees, “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the 2022 fiscal year and “FOR” the approval of the amendment and restatement of the Charter to, among other things, eliminate the supermajority voting requirement in the Charter and Bylaws.

Should any matters not described above be properly presented at the annual meeting, the persons named in the proxy will vote in accordance with the recommendations of the Board. The proxy authorizes these persons, in their discretion, to vote upon such matters as may properly be brought before the annual meeting or any adjournment, postponement or continuation thereof. The Company is not aware of any other matters to be brought before the annual meeting.

PROPOSAL 1. ELECTION OF DIRECTORS

Proposal 1 is to elect Thomas H. Henley, Leonard K. Lemoine and Collis Temple, III to serve as our Class III directors. The Board is divided into three classes: Class I, Class II and Class III. The term of the Class III directors expires at this annual meeting; the term of the Class I directors expires at the 2023 annual meeting; and the term of the Class II directors expires at the 2024 annual meeting of the stockholders of the Company. At each succeeding annual meeting of the stockholders of the Company, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. We believe this classified board structure is appropriate for the Company. Obtaining a three-year commitment from our directors assists us in retaining highly qualified directors who have experience and familiarity with our business and the markets in which we operate. The Board believes that such long-term institutional knowledge benefits the Company and enables the Board to better consider and provide long-term strategic planning.

The Board, upon the recommendation of our Nominating, Corporate Governance and Sustainability Committee, has nominated each of Thomas H. Henley, Leonard K. Lemoine and Collis Temple, III for election at the annual meeting as Class III directors for a term to expire at the 2025 meeting of stockholders or until his successor is elected or appointed, subject to his earlier death, resignation or removal. There are no family relationships between any of our directors, director nominees or executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE
NOMINEES NAMED IN PROPOSAL 1.

It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for the election of the nominees named in Proposal 1. Should the nominees become unable or refuse to accept nomination or election as a director, the persons named as proxies intend to vote for the election of such other persons as the Nominating, Corporate Governance and Sustainability Committee of the Board (the “Nominating, Corporate Governance and Sustainability Committee”) may recommend, or the Board may reduce the size of the Board. The Board knows of no reason why the nominees might be unable or refuse to accept nomination or election.

Information is set forth below regarding the principal occupation, skills and qualifications of the nominees and each of our other directors.

Nominees

Thomas H. Henley, age 56, has served as a director of the Company since March 2020. Mr. Henley joined Bernhard Capital Partners as a member of the firm’s Investment Committee in February 2019. Prior to Bernhard Capital Partners, Mr. Henley served as the Senior Managing Director of Strategic Opportunities for the UAW Retiree Medical Benefits Trust, a purchaser of retiree healthcare benefits, from March 2016 to February 2019. Mr. Henley currently serves as a member of the board of directors for Lazarus Energy Holdings, an investment holding company, and has served in such capacity since 2006. Mr. Henley received his B.S. in Petroleum Engineering from Stanford University and his M.B.A. from the Anderson Graduate School of Management at UCLA. The Board believes Mr. Henley’s advisory and investment experience and business acumen brings important insight to the Board.

Leonard K. Lemoine, age 66, has served as a director of the Company since February 2020. Mr. Lemoine is the President and Chief Executive Officer of the Lemoine Company, LLC (“Lemoine”), a position he has held since January of 2011. Mr. Lemoine founded Lemoine in 1975 and the company has steadily grown from a small construction company to one of the most respected, full-service contracting and construction management firms in the Southeastern United States. Lemoine constructs and manages projects ranging from minor interior renovations to some of the most complex healthcare facilities, commercial public and industrial landmarks in the Southeastern United States. Mr. Lemoine received his B.S. from Louisiana State University in 1979. The Board believes Mr. Lemoine provides valuable insights to the Board due to his extensive expertise and understanding of the construction management industry built through decades of industry experience.

Collis Temple, III, age 42, has served as a director of the Company since April 2021. Mr. Temple is a National Sales Director and agency owner with Primerica, an international financial and insurance services organization, where he has held various leadership positions of increasing responsibility since joining in 2004. Mr. Temple has served on the Louisiana Board of Regents since 2015, on the board of directors of the Knock Knock Children’s Museum since 2018 and on the 100 Black Men of Metro Baton Rouge and Career Compass since 2010. He also served on the board of directors of Mary Bird Perkins Cancer Center from 2018 to 2020. Mr. Temple received a B.S. in General Business and a M.S. in Sports Management from Louisiana State University. The Board believes Mr. Temple brings significant leadership experience and financial acumen to the Board, as well as a strong network of long-standing professional relationships built on decades spent in the Southeastern United States.

Continuing Directors

L. Joe Boyer, age 58, has served as a director since February 2020 and as the Company’s Chief Executive Officer since October 2017. Prior to becoming the Company’s Chief Executive Officer, Mr. Boyer served as a consultant to Bernhard Capital Partners in connection with its infrastructure delivery services business from August 2016 to October 2017. From March 2013 to February 2016, Mr. Boyer was Chief Executive Officer of Atkins’ North American arm. From 2003 to 2013, Mr. Boyer held several senior management positions at Shaw Environmental & Infrastructure, most notably as President for its Federal Division. Mr. Boyer served on the Board of Directors and Compensation Committee of Municipal Utility District 5 in Austin from 2016 to 2017. Mr. Boyer holds an M.B.A. from Pepperdine University and a B.S. in Architectural Engineering from The University of Texas at Austin. The Board believes Mr. Boyer’s leadership roles within our Company and his extensive industry experience provide an exceptional breadth and depth of knowledge and understanding of both our Company and the professional testing, inspection, engineering, environmental and consulting industry as a whole.

R. Foster Duncan, age 67, has served as a director of the Company since February 2020. Mr. Duncan joined Bernhard Capital Partners as an Operating Partner in December 2013. Mr. Duncan has more than 30 years of senior corporate, private equity and investment banking experience. Previously, Mr. Duncan held various positions in the private equity industry, including Managing Member of KD Capital L.L.C., an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”), a global investment firm. Mr. Duncan was located in KKR’s New York office and worked exclusively with KKR and its portfolio companies in connection with creating value and identifying and investing in the energy, utility, natural resources and infrastructure sectors. Previously, Mr. Duncan was Executive Vice President and CFO of Cinergy Corporation (“Cinergy”), a Fortune 250 energy and utility company, Chairman of Cinergy’s Investment Committee and CEO and President of Cinergy’s Commercial Business Unit. Prior to his time at Cinergy, he held senior management positions with LG&E Energy Corp., a utilities company, as a member of the Office of the Chairman and Executive Vice President and CFO. Mr. Duncan serves on the board of directors of Atlantic Power Corporation in Boston, Massachusetts where he is chairman of the audit committee, and is also a member of the compensation, operating and nominating and governance committees. He also previously served as a director of Essential Power, LLC, a portfolio company of Industry Funds Management (US), LLC and the Advisory Council of Greentech Capital Advisors in New York. Mr. Duncan graduated with distinction from the University of Virginia and received his M.B.A. from the A.B. Freeman Graduate School of Business at Tulane University. The Board believes Mr. Duncan’s extensive financial and executive leadership experience brings invaluable expertise and skill to the Board.

Brian K. Ferraioli, age 66, has served as Executive Chairman of the Board, and as a director of the Company, since February 2020. Mr. Ferraioli is also an Operating Partner at Bernhard Capital Partners, and has worked with the firm since 2019. Mr. Ferraioli served as Executive Vice President and Chief Financial Officer of KBR, Inc., an engineering, construction and professional services company, from 2013 to 2017. Prior to KBR, Mr. Ferraioli was Executive Vice President and Chief Financial Officer at The Shaw Group, Inc. (“The Shaw Group”), an engineering, technology and services company, from July 2007 to February 2013, when the company was acquired by another public company which is now part of McDermott International, Ltd.. Prior to joining The Shaw Group, Mr. Ferraioli served as Vice President and Controller of Foster Wheeler, AG, a global engineering conglomerate which is now part of John Wood Group, PLC. Mr. Ferraioli is a director and chair of the audit committee of Vistra Corp. a leading Fortune 275 integrated retail electricity and power generation company. Mr. Ferraioli also previously served as a director and chair of the audit committee for Team, Inc., Charah Solutions, Inc., and Babcok & Wilcox Enterprises. Mr. Ferraioli has approximately 40 years of experience in senior finance and accounting roles in the engineering and technical services industries and is also a National Association of Corporate Directors Governance Fellow. Mr. Ferraioli received his B.S. in accounting from Seton Hall University and his M.B.A. from Columbia University. The Board believes Mr. Ferraioli’s extensive leadership experience as both an executive and director of engineering and technical services companies, in addition to his wealth of knowledge pertaining to public company corporate governance, provides significant contributions to the Board.

Raquel G. Richmond, age 48, has served as a director of the Company since November 2020. Ms. Richmond has been a Senior Account Manager at Greenup Industries, LLC since January 2019 and has been a realtor for Greenup & Associates, LLC in New Orleans since June 2015. Ms. Richmond previously served as the President of Rock Consulting Services, LLC in New Orleans and as Project Manager at the U.S. Army Corps of Engineers on the Hurricane Storm Damage Risk Reduction System (HSDRRS), a $14 billion dollar infrastructure system in Southern Louisiana. Ms. Richmond has over fifteen years of experience working on federal, state and local infrastructure projects and over twenty years of experience in the professional services sector. She holds an M.A. in Education Administration and a B.A. in Psychology, both from the University of New Orleans. The Board believes Ms. Richmond’s extensive experience in the professional services sector and experience with federal, state and local infrastructure projects brings significant contributions to the Board.

Daniel G. Weiss, age 54, has served as a director of the Company since February 2020. Mr. Weiss has been co-founder and Managing Partner of Angeleno Group LLC (“AG”), a Los Angeles-based private equity firm with a global platform focused on high growth investments in next generation clean energy and climate solutions technology companies, since AG’s founding in 2001. In addition to his firm management responsibilities, Mr. Weiss leads investments and serves on boards of multiple AG portfolio companies. Prior to the formation of AG, Mr. Weiss was an attorney at O’Melveny & Myers in Los Angeles from 1998 to 1999. Mr. Weiss has served as a member of the board of directors of TPI Composites, Inc., a renewable energy manufacturing company, since 2009. Currently, Mr. Weiss serves on boards or public commissions for a number of non-profit and government organizations including the California Community Foundation, World Resources Institute, the UCLA Institute of the Environment and Sustainability (where he serves as co-Chair) and the Federal Reserve Bank’s 12th District Economic Advisory Council. Mr. Weiss holds a J.D. from Stanford Law School, an M.A. from Stanford University and a B.A. with high honors from U.C. Berkeley. The Board believes Mr. Weiss brings to the Board a deep understanding of both the private and public sectors in which the Company operates, as well as unique and valuable expertise in the environmental and sustainability space.

Information Concerning the Board, Committees and Governance

The Board is divided into three classes with only one class of directors being elected each year. The term of the Class III directors, consisting of Messrs. Henley, Lemoine and Temple, will expire at this annual meeting. The term of office of the Class I directors, consisting of Ms. Richmond and Messrs. Boyer and Ferraioli, will expire at the 2023 annual meeting. The term of office of the Class II directors, consisting of Messrs. Duncan and Weiss, will expire at the 2024 annual meeting. The NASDAQ listing standards require that a majority of the Board be independent. The Board has determined that each of Ms. Richmond and Messrs. Duncan, Ferraioli, Henley, Lemoine, Temple and Weiss are independent within the meaning of NASDAQ Listing Rule 5605(a)(2). In addition, the Board determined former directors who served on the Board until April 20, 2021, Mr. Jeff F. Jenkins, is independent within the meaning of NASDAQ Listing Rule 5605(a)(2) and Mr. Stephen M. Kadenacy, who also served as the former Chief Executive Officer of the Company, is not independent. Finally, the Board determined Mr. Boyer is not independent due to his service as our Chief Executive Officer.

We have adopted corporate governance guidelines and charters for the Audit, Compensation and Nominating, Corporate Governance and Sustainability Committees of the Board intended to satisfy NASDAQ listing standards. We have also adopted a code of business conduct and ethics for our directors, officers and employees intended to satisfy NASDAQ listing standards and the definition of a “code of ethics” set forth in applicable SEC rules. Our corporate governance guidelines, code of business conduct and ethics and committee charters are available on our website at www.oneatlas.com under the “Investors” tab. The information on our website is not part of this proxy statement.

The Board held twelve meetings during 2021. During 2021, each of our incumbent directors attended at least 75% of the meetings of the Board held during the period in which such incumbent director served on the Board. During 2021, Mr. Duncan served as the Chair of the Audit Committee of the Board (the “Audit Committee”). Mr. Kadenacy served as the Chair of the Compensation Committee until his resignation on April 20, 2021 and Mr. Weiss served as the Chair of the Compensation Committee following the resignation of Mr. Kadenacy. Mr. Jenkins served as the Chair of the Nominating, Corporate Governance and Sustainability Committee until his resignation on April 20, 2021, after which Mr. Henley served as the Chair of the Nominating, Corporate Governance and Sustainability Committee. We have a policy that all directors of the Board must attend the annual meeting, absent unusual circumstances. In 2021, all of the then-current directors of the Board attended the annual meeting.

Committees of the Board

Members of our Audit, Compensation, and Nominating, Corporate Governance and Sustainability Committees serve on these committees until their resignation or until otherwise determined by the Board.

Audit Committee

The NASDAQ rules and Section 10A of the Securities Exchange Act of 1934, as amended (“Exchange Act”) require that the audit committee of a listed company be comprised solely of independent directors. We have established the Audit Committee, which consisted of Messrs. Duncan, serving as the Chair, and Ferraioli as well as Mr. Lemoine who was replaced by Mr. Temple on November 15, 2021. The Board has determined that each of Messrs. Duncan, Ferraioli, Lemoine and Temple meets the independent director standards under NASDAQ listing standards and under Rule 10A-3(b)(1) of the Exchange Act. The Company also believes that each of Messrs. Duncan and Ferraioli qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Audit Committee held six meetings during 2021. During 2021, each member of the Audit Committee attended at least 75% of the meetings occurring during such member’s tenure on the Audit Committee.

The principal functions of the Audit Committee are detailed in the Audit Committee charter, which is available on the Company’s website at www.oneatlas.com, under the “Investors” tab and include, among others:

•        appointing the Company’s independent registered public accounting firm;

•        evaluating the independent registered public accounting firm’s qualifications, independence and performance;

•        determining the engagement of the independent registered public accounting firm;

•        reviewing and approving the scope of the annual audit and the audit fee;

•        discussing with management and the independent registered public accounting firm the results of the annual audit and reviewing the Company’s quarterly financial statements;

•        reviewing the scope and effectiveness of the Company’s internal audit function and internal audit plan;

•        overseeing the Company’s processes relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;

•        approving the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•        monitoring the rotation of partners of the independent registered public accounting firm on the Company’s engagement team in accordance with requirements established by the SEC;

•        being responsible for reviewing the Company’s financial statements and the Company’s management’s discussion and analysis of financial condition and results of operations to be included in the Company’s annual and quarterly reports to be filed with the SEC; and

•        reviewing the Company’s critical accounting policies and estimates.

Compensation Committee

We have established the Compensation Committee, which during 2021 consisted of Messrs. Kadenacy, Lemoine and Weiss, with Mr. Kadenacy serving as the Chair of the Compensation Committee until his resignation from the Board effective April 20, 2021. Mr. Weiss was then appointed Chair of the Compensation Committee and Mr. Duncan was appointed as a member of the Compensation Committee. The Board has determined that Messrs. Duncan, Lemoine and Weiss meet the independent director standards under NASDAQ listing standards, including the heightened standards that apply to compensation committee members. The Compensation Committee held seven meetings during 2021. During 2021, each member of the Compensation Committee attended at least 75% of the meetings occurring during such member’s tenure on the Compensation Committee.

The principal functions of the Compensation Committee are detailed in the Compensation Committee charter, which is available on the Company’s website at www.oneatlas.com, under the “Investors” tab and include, among others:

•        reviewing and approving the compensation of the executive officers of the Company and such other employees of the Company as are assigned thereto by the Board;

•        making recommendations to the Board with respect to standards for setting compensation levels; and

•        making recommendations to the Board with respect to the incentive compensation plans and equity-based plans of the Company.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisor and will be directly responsible for the appointment, compensation and oversight of the work of any such advisor. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other advisor, the Compensation Committee will consider the independence of each such advisor, including the factors required by NASDAQ and the SEC.

Nominating, Corporate Governance and Sustainability Committee

We have established the Nominating, Corporate Governance and Sustainability Committee, which was named the Nominating and Corporate Governance Committee until March 2021, when the Board approved (i) the addition of sustainability-related matters to its responsibilities and (ii) an associated name change. The Nominating, Corporate Governance and Sustainability Committee during 2021 consisted of Messrs. Henley, Jenkins and Weiss, with Mr. Jenkins serving as the Chair of the Nominating, Corporate Governance and Sustainability Committee. In March 2021, the Board appointed Ms. Richmond to the Nominating, Corporate Governance and Sustainability Committee. The Board has determined that each of Ms. Richmond and Messrs. Henley, Jenkins and Weiss meet the independent director standard under NASDAQ listing standards. Following Mr. Jenkins’ resignation from the Board effective April 20, 2021, the Nominating, Corporate Governance and Sustainability Committee currently consists of Ms. Richmond and Messrs. Henley and Weiss, with Mr. Henley serving as the Chair of the Nominating, Corporate Governance and Sustainability Committee. The Nominating, Corporate Governance and Sustainability Committee held four meetings in 2021, and each member of the Nominating, Corporate Governance and Sustainability Committee during 2021 attended at least 75% of those meetings during such member’s tenure on the Nominating, Corporate Governance and Sustainability Committee.

The principal functions of the Nominating, Corporate Governance and Sustainability Committee are detailed in the Nominating, Corporate Governance and Sustainability Committee charter, which is available on the Company’s website at www.oneatlas.com, under the “Investors” tab and include, among others:

•        identifying potential qualified nominees for director and nominate candidates for the Board;

•        developing the Company’s corporate governance guidelines and additional corporate governance policies; and

•        reviewing and monitoring the Company’s approach to sustainability, including related policies and other disclosures, and overseeing strategy and performance for material environmental and social topics, including climate change and human capital.

The Nominating, Corporate Governance and Sustainability Committee also develops and recommends to the Board corporate governance principles and practices and assists in implementing them, including conducting a regular review of our corporate governance principles and practices.

The Nominating, Corporate Governance and Sustainability Committee has not established any minimum qualifications for non-employee director candidates that it recommends for nomination. Subject to the Nomination Agreement discussed elsewhere in this proxy statement, which provides certain of our stockholders with rights to designate director nominees, the Nominating, Corporate Governance and Sustainability Committee expects to use a variety of methods for identifying and evaluating nominees for director. In recommending director nominees to the Board apart from those nominees designated pursuant to the Nomination Agreement, the Nominating, Corporate Governance and Sustainability Committee will identify and screen director candidates (including incumbent directors for potential re-nomination and candidates recommended by stockholders in accordance with the Company’s policies as set forth in its proxy statement) consistent with criteria approved by the Board.

The Nominating, Corporate Governance and Sustainability Committee may also engage the services and pay the fees of external counsel and expert advisors, at the Company’s expense, to assist it in identifying potential director nominees or otherwise carrying out its duties and responsibilities. Subject to the Nomination Agreement, the Nominating, Corporate Governance and Sustainability Committee will assess the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, and the designation provisions of the Nomination Agreement do not apply, the Nominating, Corporate Governance and Sustainability Committee will consider whether and how to fill those vacancies and, if applicable, will consider various potential director candidates. Since the Atlas Business Combination, the Nominating, Corporate Governance and Sustainability has nominated, and the Board has approved, the appointment of two directors to the Board who are not affiliated with our Sponsor or Boxwood Sponsor, thus increasing the number of independent directors on the Board under SEC and NASDAQ rules. Each of Messrs. Duncan, Henley, Ferraioli and Lemoine was appointed to the Board pursuant to the Nomination Agreement.

The Nominating, Corporate Governance and Sustainability Committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a Nominating, Corporate Governance and Sustainability Committee-recommended nominee. The Nominating, Corporate Governance and Sustainability Committee will seek to ensure that the membership of the Board and each committee of the Board satisfies all relevant NASDAQ listing standard requirements and applicable laws and regulations and all requirements of our governance documents. The nature of the specific qualifications, qualities, experience or skills (including international versus domestic background, diversity, age, and legal and regulatory requirements) that the Nominating, Corporate Governance and Sustainability Committee may look for in any particular director nominee who is not a designee under the Nomination Agreement will depend on the qualifications, qualities and skills of the rest of the directors at the time of any vacancy on the Board. The Nominating, Corporate Governance and Sustainability Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees beyond being seeking to establish a board that contains a diversity of viewpoints, backgrounds and experiences.

The Nominating, Corporate Governance and Sustainability Committee will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting. Our stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our certificate of incorporation and bylaws.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.oneatlas.com, under the “Investors” tab. To the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Insider Trading and Policy on Hedging or Pledging of Stock

Our insider trading policy contains stringent restrictions on transactions in Company stock by executive officers, directors and certain other Company personnel. All trades by executive officers and directors must be pre-cleared and may only occur during a quarterly permitted period based on the timing of the release of the Company’s quarterly or annual financial results. Senior personnel of the Company are prohibited from selling any equity security of the Company if such person either (a) does not own the security sold or (b) does not deliver the security against such sale within twenty days thereafter or does not within five days after such sale deposit the security in the mails or other usual channels of transportation. Further, senior personnel of the Company are prohibited from purchasing, selling or engaging in any other transaction involving any derivative securities related to any equity securities of the Company. A “derivative security” includes any option, warrant, convertible security, stock appreciation right or similar security with an exercise or conversion price or other value related to the value of any equity security of the Company.

Board Leadership Structure and Role in Risk Oversight

Brian Ferraioli serves as the Chairman of the Board and L. Joe Boyer serves as our Chief Executive Officer. We believe that the most effective leadership structure at the present time is to have separate Chairman and Chief Executive Officer positions because this allows the Board to benefit from having two strong voices bringing separate views and perspectives to meetings. The Board periodically reviews the leadership structure and may make changes in the future.

The Board is responsible for overseeing the overall risk management process of the Company. Risk management is considered a strategic activity within the Company and responsibility for managing risk currently rests with executive management, while the Board participates in the oversight of the process. The oversight responsibility of the Board is enabled by management reporting processes designed to provide visibility to the Board about the identification, assessment and management of critical risks. Those areas of focus include strategic, operational, financial and reporting, compliance and other risks. The Audit Committee enhances the Board’s oversight of risk management and discusses with management, the independent auditor and the internal auditor policies with respect to risk assessment and risk management, including significant operating and financial risk exposures and the steps management has taken to monitor, control and report such exposures. Further, the Compensation Committee enhances the Board’s oversight of risk management by considering the impact of the Company’s compensation plans, and the incentives created by the Company’s compensation plans, on the Company’s risk profile.

Stockholder and Interested Party Communications

Stockholders are invited to communicate to the Board or its committees by writing to: Atlas Technical Consultants, Inc., Attention: Board of Directors, c/o L. Joe Boyer, Chief Executive Officer and Director, 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738. In addition, interested parties may communicate with the Chairman of the Board or with the non-management and independent directors of the Board as a group by writing to: Atlas Technical Consultants, Inc., Attention: Chairman of the Board of Directors, c/o Brian Ferraioli, Chairman of the Board, 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738.

Executive Sessions of Non-Management Directors

The Board has a practice of holding executive sessions of the independent directors. In addition, in order to comply with the listing requirements of NASDAQ and promote good governance, our governance guidelines require that the Board hold regular executive sessions in which the non-management directors meet without any members of management present, no less frequently than twice annually, and provide that in the event that the non-management directors include directors who are not independent under the listing requirements of NASDAQ, then at least once a year, there will be an executive session including only independent directors. Each year, the Company consistently holds a number of executive sessions of independent directors at most meetings exceeding the minimum required under our governance guidelines. The purpose of these executive sessions is to promote open and candid discussion among the independent and non-management directors.

Committee Reports

Audit Committee Report

The principal purposes of the Audit Committee are to (i) oversee (a) the quality and integrity of the financial statements of the Company; (b) the Company’s financial reporting processes and financial statement audits; (c) the independent registered public accounting firm’s qualifications and independence; (d) the performance of the Company’s internal audit function and independent registered public accounting firm; (e) the Company’s system of internal controls over financial reporting, accounting, legal and regulatory compliance, and ethics, including the effectiveness of disclosure controls and controls over processes that could have a significant impact on the Company’s financial statements; and (f) the systems of disclosure controls and procedures; (ii) foster open communications among the independent registered public accounting firm, financial and senior management, internal audit and the Board; and (iii) encourage continuous improvement and foster adherence to the Company’s policies, procedures and practices at all levels. The role and responsibilities of the Audit Committee are fully set forth in the Audit Committee’s written charter, which was approved by the Board and is available on the Company’s website at www.oneatlas.com, under the “Investors” tab.

2021 Committee Engagement

In addition to the matters discussed below, the Audit Committee engages proactively with Grant Thornton and management as needed to understand the status and strategy of the Company’s audit and to discuss new accounting standards or potentially significant events that may impact the Company’s financial reporting.

Committee Composition

The Audit Committee consists of Company directors who satisfy the requirements of independence, financial literacy and other qualifications under applicable law and regulations of the SEC and the NASDAQ and is chaired by R. Foster Duncan. The Board annually reviews these standards and has determined that each of Messrs. Duncan and Ferraioli is an “audit committee financial expert” as defined by SEC and NASDAQ rules. The Audit Committee has directed the preparation of this report and has approved its content and submission to the stockholders.

Required Communications with Grant Thornton

The Audit Committee has discussed with Grant Thornton, the independent registered public accounting firm for the Company, the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standards. The Audit Committee has received the written disclosures and letter from Grant Thornton, as required by the PCAOB, regarding Grant Thornton’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton its independence. The Audit Committee has received reports from Grant Thornton and Company management relating to services provided by Grant Thornton and associated fees. In this regard, the Audit Committee has considered whether or not the provision of non-audit services by Grant Thornton for the year 2021 is compatible with maintaining the independence of the firm.

Committee Oversight and Assessment of Grant Thornton

In connection with the evaluation, appointment and retention of the independent registered public accounting firm, each year the Audit Committee reviews and evaluates the qualifications, performance and independence of the independent registered public accounting firm and lead partner, including consideration of input from management. In doing so, the Audit Committee considers various factors including, but not limited to: the quality of services provided; technical expertise and knowledge of the industry and the Company’s business and operations; effective communication; objectivity; independence; and the potential impact of changing the independent registered public accounting firm.

Committee Oversight of Financial Statements

The Audit Committee reviewed and discussed with Company management and Grant Thornton the audited consolidated financial statements of the Company for 2021 and the audit of internal controls over financial reporting. The Audit Committee also discussed with Grant Thornton those matters required to be discussed by the applicable requirements of the PCAOB and SEC concerning the quality of the Company’s accounting principles as applied in our financial statements. In general, these auditing standards require the independent registered public accounting firm to communicate to the Audit Committee certain matters that are incidental to the audit, such as any initiation of, or changes to, significant accounting policies, management judgments, accounting estimates and audit adjustments; disagreements with management; the independent registered public accounting firm’s judgment about the quality of our accounting principles; significant audit risks identified and any changes from planned audit strategy; the use of specialists on the audit team; and issues for which the independent registered public accounting firm have consulted outside the engagement team.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

The Audit Committee of the Board of Directors:
R. Foster Duncan, Chair
Brian K. Ferraioli
Collis Temple III

Compensation Committee Report

As an emerging growth company, the Company is not required to include a Compensation Discussion and Analysis section or the related Compensation Committee Report in this proxy statement. We have elected to comply with these reduced compensation disclosure requirements, as permitted under the Jumpstart our Business Startups Act of 2012, as amended.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee serves, or served during the fiscal year ended December 31, 2021, as a member of the board of directors or compensation committee of a company that has one or more executive officers serving as a member of the Board or Compensation Committee.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Grant Thornton

We are asking our stockholders to ratify the selection of Grant Thornton as our independent registered public accounting firm to audit our financial statements for the 2022 fiscal year. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate practice. If Grant Thornton is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection of Grant Thornton is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
SELECTION OF GRANT THORNTON AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE 2022 FISCAL YEAR.

Audit Fees and Services

On April 17, 2020, the Audit Committee approved the appointment of Grant Thornton to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

We expect representatives of Grant Thornton will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The following is a summary of fees paid to Grant Thornton for services rendered.

Audit Fees

Audit fees consist of fees billed by Grant Thornton for professional services rendered for the audit of Atlas Intermediate and ATC Group’s (and the Company’s following the Atlas Business Combination) annual financial statements, review of the financial information included in the Company’s Forms 10-Q for the respective periods and other required filings with the SEC for services rendered in the years ended December 31, 2021 and December 31, 2020 amounted to $992,160 and $697,396, respectively. The above amounts include interim procedures and audit fees, as well as attendance at Audit Committee meetings.

Audit-Related Fees

Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Fees billed by Grant Thornton for professional services rendered, for assurance and related services that are reasonably related to performance of the audit or review of the financial statements for the Company for services rendered in the years ended December 31, 2021 and December 31, 2020 amounted to $0 and $323,300, respectively.

Tax Fees

We did not pay Grant Thornton for tax compliance services in the years ended December 31, 2021 or December 31, 2020.

All Other Fees

Grant Thornton rendered no other services and we did not pay Grant Thornton any other fees for the years ended December 31, 2021 or December 31, 2020.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee, on at least an annual basis, reviews audit and non-audit services performed by our independent registered public accounting firm as well as the fees charged for such services. Our policy is that all audit and non-audit services must be pre-approved by the Audit Committee. All of such services and fees were pre-approved during the fiscal year ended December 31, 2021 by the Audit Committee.

PROPOSAL 3. VOTE TO AMEND AND RESTATE THE COMPANY’S CHARTER TO,
AMONG OTHER THINGS, ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT
IN THE CHARTER AND BYLAWS

The Board recommends that the Company’s stockholders approve the amendment and restatement of the Company’s Charter to, among other things, eliminate the supermajority voting requirements in the Charter for stockholders to amend the Company’s Charter and Bylaws.

The Board is committed to good corporate governance and believes in maintaining policies and practices that serve the interests of all stockholders. Consistent with its commitment, the Board has determined that it is in the best interests of the Company and its stockholders to amend and restate the Charter to remove supermajority voting requirements to amend the Charter and Bylaws. The proposed amendments also allow for the following: (i) permitting the Secretary of the Company to call a special meeting of stockholders at the request of the holder of record of a majority of the outstanding shares of capital stock; (ii) permitting any action required or permitted to be taken by the stockholders of the Company to be effected by written consent, without a meeting, without prior notice and without a vote of the stockholders of the Company, if such consent is in writing and signed by the holder(s) of record of a majority of the outstanding shares of capital stock; and (iii) permitting a director to be removed without cause upon (a) the affirmative vote of the holders of record of a majority of the outstanding shares of capital stock entitled to vote generally for the election of directors acting at a meeting of the stockholders and (b) by written consent in accordance with the General Corporation Law of the State of Delaware and the Bylaws (the “Corporate Governance Amendments”).

The Charter currently requires that the affirmative vote of holders of at least sixty-six and two thirds’ percent (66⅔%) of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (the “Supermajority Vote Requirement”) to (i) alter, amend or repeal provisions of the Charter relating to (A) authorized capital stock, preferred stock and common stock, (B) number, elections, terms, removals, newly created directorships for, vacancies of, or, preferred stock — directors as, members of the Board, (C) right to indemnification, right to advancement of expenses, contract rights, right of indemnitee to bring suit, non-exclusivity rights, insurance, or no duplicative payments, (D) certain corporate opportunities, (E) amendments to the Charter, and (ii) alter amend or repeal the Bylaws. The Company established the Supermajority Vote Requirement at a time when it was critical to protect the interests of stockholders by ensuring that fundamental changes to the Charter and Bylaws have the support of a broad consensus of all stockholders. After considering the advantages and disadvantages of the Supermajority Vote Requirement, including through dialogue with the Company’s stockholders and review of current governance best practices, the Board has determined it is in the best interests of the Company and its stockholders to amend the Charter to eliminate the Supermajority Vote Requirement and replace it with a simple majority standard (the “Simple Majority Amendments”). Because approval of a majority of the voting power of the Company would still be required to effect action under the revised provision, the Board believes the Simple Majority Amendments afford sufficient protection of stockholder interests while allowing greater participation by the Company’s stockholders in corporate governance matters and being responsive to the prevailing views regarding best corporate governance practices.

As mentioned, the Bylaws also include a Supermajority Vote Requirement relating to the repeal or amendment of indemnification provisions that are consistent with the same provisions in the Charter. Conditioned upon approval by the stockholders of the Simple Majority Amendments to the Charter and Bylaws described in this proposal, the Board has voted to remove the Supermajority Vote Requirement from the Bylaws and replace them with a standard requiring the affirmative vote of a majority of the votes cast and entitled to vote.

The affirmative vote of at least a sixty-six and two thirds’ percent (66⅔%) of the voting power of all outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting as a single class, is required to amend and restate the Charter.

If approved, future stockholder-approved amendments to the Charter and Bylaws would not be subject to a Supermajority Vote Requirement and instead would require the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors, voting as a single class.

The descriptions of the Simple Majority Amendments and the Corporate Governance Amendments set forth above are qualified in their entirety by reference to the text of the proposed amendment and restatement of the Charter and amendments to the Bylaws which are attached as Annex A and Annex B, respectively to this proxy statement. Proposed additions are underlined and proposed deletion are stricken through. The Simple Majority Amendments and Corporate Governance Amendments would become effective upon the filing of the amended and restated Charter with the Secretary of State of the State of Delaware, which the Company would file promptly following the Annual Meeting if the Company’s stockholders approve the amendment and restatement of the Charter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT AND RESTATEMENT OF THE CHARTER TO, AMONG OTHER THINGS, ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT IN THE CHARTER AND BYLAWS.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The Company’s current executive officers are as follows:

Name	Age	Position
L. Joe Boyer(1)	58	Chief Executive Officer and Director
David D. Quinn Sr.	50	Chief Financial Officer
Kenneth J. Burns, Jr.	57	Chief Operating Officer
Walter G. Powell	51	Chief Accounting Officer
John Alex Mollere	50	Chief Administrative Officer
Jonathan M. Parnell	36	Chief Strategy Officer
Priya Jain	54	Chief Growth Officer

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(1)      For biographical information on Mr. Boyer, see “Proposal 1. Election of Directors — Continuing Directors” beginning on page 13.

David D. Quinn Sr. has served as the Company’s Chief Financial Officer since May 2020. Prior to becoming Chief Financial Officer, Mr. Quinn served as the Company’s Executive Vice President, Corporate Affairs since September 2019. Prior to joining the Company, Mr. Quinn held multiple executive level financial, administrative and operational roles. Mr. Quinn spent much of his early career, nearly 18 years, working within The Shaw Group family of companies, beginning in September 1996 with the OHM Corporation. Mr. Quinn held the role of Vice President of Business Management with The Shaw Group when ultimately acquired by Chicago Bridge and Iron in February 2013. In July of 2013, Mr. Quinn joined Atkins North America where he served in the Chief Financial Officer, Chief Operating Officer and Chief Executive Officer capacities. Mr. Quinn served on the Board of Directors of Atkins North America from 2014 to 2019. Mr. Quinn obtained a B.A. in political science and economics from the University of Massachusetts, an M.B.A. from Norwich University, an executive certificate in management and leadership from the MIT Sloan School of Management, and a leadership certificate from the University of Oxford Saïd Business School.

Kenneth J. Burns, Jr. has served as the Company’s Chief Operating Officer since July 1, 2021. Mr. Burns has more than 33 years of delivery experience that includes business operations, program and project delivery expertise, and strategy and sales for transportation and infrastructure businesses. Prior to joining the Company, Mr. Burns served as Chief Operating Officer for Atkins, NA (“Atkins”) from June 2019 to June 2021 and as DOT Business Unit Director for Atkins from 2016 to June 2019. In overseeing Atkins’ business units, Mr. Burns established a strong operational and financial performance matrix and ensured compliance with safety, quality, commercial and operational protocols. Mr. Burns is a proven leader with extensive management and operational experience delivering for diverse clients including private, local, state, and federal agencies. Before becoming Chief Operating Officer at Atkins, Mr. Burns managed the two largest national business for Atkins spanning the transportation and municipal infrastructure industries. A graduate of the University of Tennessee, he holds a Bachelor of Science degree in civil engineering and is registered in seven states and the territory of Guam.

Walter G. Powell has served as the Company’s Chief Accounting Officer since May 2020. Prior to becoming Chief Accounting Officer, Mr. Powell served as the Company’s Chief Financial Officer since November 2017. Prior to becoming Chief Financial Officer of the Company, Mr. Powell served as an audit partner with Deloitte & Touche LLP for ten years, responsible for audits of public and private companies ranging in size from $20 million in revenue to $40 billion in revenue. Mr. Powell holds a B.S. in accounting from the University of New Orleans. He is a Certified Public Accountant and a member of the American Institute of CPAs.

John A. Mollere has served as the Company’s Chief Administrative Officer since January 2019. Mr. Mollere brings over 25 years of experience and leadership in corporate administration. Prior to joining the Company, Mr. Mollere served most recently as Chief Administrative Officer of ATC Group Services, a leading environmental consulting and engineering firm with locations across the United States which merged with the Company in 2019, from September 2005 to January 2019. There, Mr. Mollere led a diverse team of administrative professionals including legal, risk management, health and safety, procurement, information technology, and marketing communications. Prior to joining ATC Group Services, Mr. Mollere held a leadership position for over a decade in the risk management division of Fortune 500 company, The Shaw Group (now part of McDermott International, Inc.), where he served in multiple management roles from August 1994 to September 2005. Mr. Mollere has a B.S. in Toxicology from Northeast Louisiana University and is a Certified Safety Professional.

Priya Jain has served as the Company’s Chief Growth Officer since February 2021. Prior to joining the Company, Ms. Jain was with Atkins, most recently as a Senior Vice President and the Global Director of Sales since April 2020, and as a Senior Vice President of Business Development and Strategy since May 2015. Prior to Atkins, Ms. Jain was with CH2M Hill for over twenty years serving in various roles, most recently as a Vice President and the Leader for Enterprise Key Client and Pursuit Program from January 2013 to May 2015. Ms. Jain served as a member of the Board of Directors of the Louis F. Jonas Foundation from 2015 to 2019. She has also served as (i) an Advisory Board Member for City College of CUNY since 2017; (ii) a member of the Board of the IBBTA Foundation from 2017 until 2020; (iii) the Founder of Prabhat, a non-profit focused on education of underprivileged children since 2010; and (iv) an Alternate Board Member of the Planning Board of the Township of Parsippany, New Jersey since February 2021. Ms. Jain holds a B.E. in Civil Engineering and an M.S. in Physics from the Birla Institute of Technology and Science as well as an M.S. in Environmental Engineering from SUNY Buffalo.

Jonathan M. Parnell has served as the Company’s Chief Strategy Officer since February 2021. Prior to that, Mr. Parnell was Vice President — Mergers and Acquisitions since February 2020 and Director of M&A and Integration from January 2019 to February 2020. Under both roles, Mr. Parnell led the Company’s Mergers & Acquisitions department. Prior to joining the Company, Mr. Parnell was the Director of Mergers & Acquisitions and Integration with ATC Group Services from April 2018 to January 2019 and Integration Manager for ATC from July 2016 to April 2018. Prior to ATC, he was the Commercial Manager for ARMS Reliability from May 2015 to July 2016. Mr. Parnell holds a B.S. in Business Administration from Louisiana State University and an M.B.A. from the McCombs School of Business at the University of Texas at Austin.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

The following disclosure describes the material components of the compensation for the Company’s three most highly compensated executive officers, who are referred to in this section as “Named Executive Officers,” for the fiscal year ended December 31, 2021. The Company is an “emerging growth company” as defined under the Jumpstart Our Business Startups (JOBS) Act. As such, the Company meets the disclosure requirements of Item 402 of Regulation S-K by providing the reduced disclosures required of a “smaller reporting company.”

Named Executive Officers

For the fiscal year ended December 31, 2021, the Company’s Named Executive Officers were as follows:

•        L. Joe Boyer, Chief Executive Officer;

•        David D. Quinn Sr., Chief Financial Officer; and

•        Jonathan Parnell, Chief Strategy Officer.

The Named Executive Officers and their titles listed in this section are as of the fiscal year ended December 31, 2021. The Named Executive Officers are employed by Atlas Technical Consultants LLC (formerly Atlas Technical Consultants Intermediate Holdco LLC), an indirect, wholly-owned subsidiary of Atlas Intermediate Holdings LLC (“Atlas Intermediate”).

Summary Compensation Table

The following table presents summary information regarding the total compensation paid to, earned by and awarded to each of the Named Executive Officers during the fiscal years ended December 31, 2021 and 2020.

Name and Principal Position (1)	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(2)	Option Awards ($)(3)	Stock Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
L. Joe Boyer,	2021	582,692	429,088	1,000,000	1,484,864	56,148	3,552,792
Chief Executive Officer	2020	535,769	420,750	—	1,000,000	56,240	2,012,759
David D. Quinn, Sr.,	2021	382,096	208,376	300,000	479,138	50,135	1,419,745
Chief Financial Officer	2020	327,615	212,150	—	250,000	48,560	838,325
Jonathan Parnell,	2021	249,231	135,000	300,000	239,574	28,054	951,859
Chief Strategy Officer(6)

____________

(1)      The Named Executive Officers are employed by Atlas Technical Consultants LLC (formerly Atlas Technical Consultants Intermediate Holdco LLC), which is an indirect wholly owned subsidiary of Atlas Intermediate.

(2)      Reflects awards under the Company’s annual cash incentive plan for the 2021 and 2020 performance years. Awards relating to the 2021 performance period were based on two performance metrics approved by the Compensation Committee in 2021: (i) Adjusted EBITDA, accounting for 75% of the target award; and (ii) Cashflow, accounting for 25% of the target award.

(3)      Reflects aggregate grant date fair value of performance stock options (“PSOs”), computed in accordance with ASC Topic 718. The grant date fair value of PSOs was determined using a Monte Carlo with Geometric Brown Motion simulation, since the awards included a market condition in addition to a service condition. The assumptions used in calculating the grant date fair value of the PSOs are incorporated by reference to Note 10 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. These amounts do not necessarily correspond to the actual value that will be realized by our Named Executive Officers.

(4)      Reflects the aggregate grant date fair value of awards of restricted stock units (“RSUs”) in 2020 and 2021 and performance stock units (“PSUs”) in 2021, computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSUs and PSUs are incorporated by reference to Note 10 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The value of the PSUs reported in the Stock Awards column is based on the probable outcome of the performance conditions (at the award date) in accordance with ASC Topic 718 assuming no forfeitures. For PSUs awarded in 2021, the values assuming the highest level of performance conditions will be achieved are: $2,338,414 for Boyer, $649,608 for Quinn, and $324,834 for Parnell. These amounts do not necessarily correspond to the actual value that will be realized by our Named Executive Officers.

(5)      Amounts reported in the “All Other Compensation” column include Company contributions to the Named Executive Officers’ 401(k) plan retirement accounts, car allowance amounts, amounts reimbursed through the Company’s medical reimbursement plan and with respect to Mr. Boyer only, employer-paid life insurance premiums.

(6)      Mr. Parnell was appointed Chief Strategy Officer of the Company in February 2021. He was not an Named Executive Officer in 2020, and thus, no compensation information is reported for him in this table for such year.

Narrative Disclosure to Summary Compensation Table

Base Salary

Each Named Executive Officer’s base salary is a fixed component of annual compensation for performing specific job duties and functions. The Board has established the annual base salary for the Chief Executive Officer and each of the Named Executive Officers at a level necessary to retain the individual’s services. For each Named Executive Officer other than the Chief Executive Officer, the Board reviews base salaries on an annual basis in consultation with the Chief Executive Officer. Subject to provisions of their respective employment agreements, as applicable, the Board has the ability to make adjustments to the base salary rates of the Named Executive Officers upon consideration of any factors that it deems relevant, including but not limited to: (a) any increase or decrease in the executive’s responsibilities, (b) the executive’s job performance and (c) the level of compensation paid to executives of other companies with which the Company competes for executive talent, as estimated based on publicly available information and the experience of members of the Board and the Chief Executive Officer. In March 2021, the Board determined to provide for base salary rate increases for the Named Executive Officers based on cost of living adjustments, merit and, with respect to Mr. Parnell, to account for the increased responsibilities he has taken on in connection with his promotion to Chief Strategy Officer. The increases were as follows: Mr. Boyer’s base salary rate increased from $550,000 to $600,000, Mr. Quinn’s base salary rate increased from $370,000 to $388,500 and Mr. Parnell’s base salary rate increased from $210,000 to $270,000.

Annual Cash Incentive Plan

The Company’s annual cash incentive plan bonuses have historically been of a discretionary nature and subject to performance targets established annually by the Compensation Committee. To be eligible to receive their bonus, our Named Executive Officers must generally be employed on the last day of the applicable performance period. For 2021, each Named Executive Officer was eligible to receive a target annual bonus of the following percentage of the executive’s base salary if all performance targets were met or exceeded: 100% for Mr. Boyer, 75% for Mr. Quinn, 50% for Mr. Parnell.

The amounts of the annual cash incentive plan bonuses for 2021 were determined and paid in March 2022 following the Compensation Committee’s year-end review of the applicable performance criteria. The actual amounts paid to each Named Executive Officer for service in 2021 were as follows:

Name	2021 Bonus Award
L. Joe Boyer	$429,088
David D. Quinn Sr.	$208,376
Jonathan Parnell	$135,000

Long Term Incentive Compensation

2021 LTI Awards.    On February 14, 2020, the Board adopted the Atlas Technical Consultants, Inc. 2019 Omnibus Incentive Plan (the “Incentive Plan”) previously approved by the stockholders of the Company at the Company’s special meeting of stockholders held on February 11, 2020, effective upon the consummation of the Atlas Business Combination. The Company began offering long-term incentives to the Named Executive Officers in 2020 through grants of RSUs under the Incentive Plan.

For 2021, each of our Named Executive Officers were eligible to receive a mix of RSUs and PSUs (with Mr. Boyer receiving a mix of 40% and 60%, respectively, and the Messrs. Quinn and Parnell receiving a mix of 50% and 50%, respectively) as part of their long-term incentive awards. The number of RSUs and the target number of PSUs were determined by taking each Named Executive Officer’s 2021 long-term incentive target value and dividing it by the 20-day volume weighted average price (“VWAP”) of the Company’s Class A common stock for each of the 20 trading days prior to the grant date. The resulting number of shares was then used to determine the number of RSUs and target PSUs granted to each Named Executive Officer. Also, in 2021, the Compensation Committee determined to offer each Named Executive Officer a grant of PSOs to further align our executives’ interests with those of the Company’s stockholders. The terms of each form of award are described in more detail below.

2021 Restricted Stock Unit (RSU) Awards.    The Name Executive Officers received an award of RSUs, which vest in equal increments over a three-year period on first three anniversaries of the grant date, subject to the executive’s continued service through each applicable vesting date, in the following amounts: 54,054 for Mr. Boyer, 22,522 for Mr. Quinn and 11,261 for Mr. Parnell. Each RSU represents the right to receive one share of Class A common stock of the Company.

2021 Performance Stock Unit (PSU) Awards.    The Name Executive Officers received an award of PSUs, which vest subject to performance measures over a three-year period, in the following target amounts: 81,081 for Mr. Boyer, 22,523 for Mr. Quinn and 11,262 for Mr. Parnell. The number of shares of class A common stock that will be delivered to the executive will range between 0-200% of the target number of PSUs provided in the executive’s award agreement and will be based on three performance measures over the award’s performance period, each accounting for one-third of the total number of shares (if any) to be delivered following the end of the performance period: (1) Total Shareholder Return (TSR) spread vs. TMI index; (2) Revenue (actual vs. target); and (3) Adjusted EBITDA (actual vs. target). The applicable performance period for each of the Named Executive Officers is January 1, 2021 through December 29, 2023 and the executive must generally be employed on the date of settlement in order to receive their award.

Performance Stock Options.    The Named Executive Officers received PSOs in the following amounts: 324,465 PSOs for Mr. Boyer and 102,739 PSOs for each of Messrs. Quinn and Parnell. These PSOs are subject to both service- and performance-based vesting conditions. Generally, the award will vest in four equal installments, in each case on the later of (i) the award’s second, third, fourth and fifth anniversary or (ii) if the Threshold Stock Price equals or exceeds $20, $25, $30 or $35, respectively; provided, that in each case, the Named Executive Officer must remain in continued service through the applicable vesting date. Any portion of the award that remains unvested or unexercised as of August 18, 2027 shall be forfeited. For purposes of this award, “Threshold Stock Price” means the average closing price per share of the Company’s common stock over any preceding 60 calendar days.

Health and Retirement Benefits

The Company provides medical, dental, vision, life insurance and disability benefits to all eligible employees. The Named Executive Officers are eligible to participate in these benefits on the same basis as all other employees. The Company also maintains an executive medical reimbursement plan for certain members of senior management, including the Named Executive Officers, which provides up to 100% reimbursement for specified medical, prescription, dental and vision expenses, up to a maximum of $20,000 per year per Named Executive Officer.

The Company maintains a 401(k) savings plan that allows participants, including the Named Executive Officers, to defer up to 60% of cash compensation (subject to applicable Internal Revenue Service (“IRS”) guidelines). All of the Company’s employees are eligible participants. The Named Executive Officers are eligible to participate in the 401(k) plan on the same basis as all other employees. The Company may provide employer matching contributions under the 401(k) plan. In 2021, the Company’s matching contributions were equal to 100% of the first 3% of eligible compensation deferred by an employee and 50% of the next 2% of eligible compensation deferred, up to the annual allowable IRS limits. Matching contributions are 100% vested when made. In addition, the Company provides certain other perquisites to certain of the Named Executive Officers, including a car allowance and employer-paid life insurance premiums.

Employment Agreements

The Company has entered into employment agreements with each of the Named Executive Officers, the relevant terms of which are summarized below. Capitalized terms appearing in the following descriptions but not defined therein are as defined in the applicable employment agreement. The below summary is qualified in all respects by reference to the underlying employment agreement.

L. Joe Boyer.    Mr. Boyer is party to an amended and restated employment agreement with Atlas Technical Consultants LLC, effective December 17, 2021 (the “Boyer Agreement”), pursuant to which he serves as Chief Executive Officer of the Company. The initial term of the Boyer Agreement is three years, with automatic one-year renewals thereafter unless either party provides notice of nonrenewal or otherwise terminates the agreement. Under the terms of the Boyer Agreement, Mr. Boyer initially was entitled to an annual base salary of $550,000 and an annual bonus target opportunity of 100% of his then-current base salary (up to a maximum of 200% of his then-current base salary), with the amount payable to be determined based on financial metrics decided by the Compensation Committee in good faith consultation with Mr. Boyer. Mr. Boyer is also eligible to receive, pursuant to the Incentive Plan, annual equity grants with a target grant date value of no less than 100% of his then-current base salary, subject to such terms and conditions as the Compensation Committee decides. In addition to being eligible to participate in the Company’s employee benefit plans, Mr. Boyer is also eligible to receive a Company-paid life insurance policy and a monthly car allowance of no less than $1,400. Under the Boyer Agreement, Mr. Boyer is subject to certain restrictive covenants, including indefinite confidentiality and non-disparagement provisions and a 24-month post-termination non-competition and non-solicitation provisions.

David D. Quinn, Sr.    Mr. Quinn is party to an amended and restated employment agreement with Atlas Technical Consultants LLC, effective December 17, 2021 (the “Quinn Agreement”), pursuant to which he serves as Chief Financial Officer. The initial term of the Quinn Agreement is three years, with automatic one-year renewals thereafter unless either party provides notice of nonrenewal or otherwise terminates the agreement. Under the terms of the Quinn Agreement, Mr. Quinn initially was eligible for an annual base salary of $370,000, an annual bonus target opportunity of 75% of his then-current base salary and an annual equity grant pursuant to the Incentive Plan. In addition to being eligible for the Company’s employee benefit plans, Mr. Quinn is also eligible for a monthly car allowance of no less than $1,400. Under the Quinn Agreement, Mr. Quinn is subject to certain restrictive covenants, including indefinite confidentiality and non-disparagement provisions and a 12-month post-termination non-competition and non-interference provisions; provided, that upon a termination without Cause, the non-competition covenant shall not apply and upon a termination following a Change in Control, the non-interference covenants shall apply for 24 months instead of 12 months.

Jonathan Parnell.    Mr. Parnell is party to an amended and restated employment agreement with Atlas Technical Consultants LLC, effective as of December 2021 (the “Parnell Agreement”), pursuant to which he serves as Chief Strategy Officer. The initial term of the Parnell Agreement is three years, with automatic one-year renewals thereafter unless either party provides notice of nonrenewal or otherwise terminates the agreement. Under the terms of the Parnell Agreement, Mr. Parnell is eligible for an annual base salary of $270,000. The Parnell Agreement is the same as the Quinn Agreement with respect to Mr. Parnell’s annual bonus target opportunity, annual equity grant pursuant to the Incentive Plan, eligibility for the Company’s employee benefit plans and monthly car allowance. In addition, under the Parnell Agreement, Mr. Parnell is subject to the same restrictive covenants as those described above under the Quinn Agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes, for each of the Named Executive Officers, the number of PSOs, RSUs, and PSUs in the Company held as of December 31, 2021.

	Option Awards			Stock Awards
Name	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
L. Joe Boyer	324,465	$10.50	8/18/2027	54,054	(2)	455,135	40,541	341,356
				71,377	(3)	600,994
David D. Quinn, Sr.	102,739	$10.50	8/18/2027	22,522	(2)	189,635	11,262	94,827
				17,844	(3)	150,246
Jonathan Parnell	102,739	$10.50	8/18/2027	11,261	(2)	94,818	5,631	47,414
				8,922	(3)	75,124
				75,000	(4)	631,500

____________

(1)      Represents PSOs granted on August 18, 2021, which will vest as described under “— Long-Term Incentive Compensation” above.

(2)      Represents RSUs granted on May 6, 2021, which vest in equal installments on first three anniversaries of the grant date, subject to the executive’s continued service through each applicable vesting date.

(3)      Represents RSUs granted on May 15, 2020, which vest in equal installments on first three anniversaries of the grant date, subject to the executive’s continued service through each applicable vesting date.

(4)      Represents RSUs granted on December 31, 2020, which vests in full on the second anniversary of the grant date, subject to executive’s continued service through the vesting date.

(5)      Valuations are based on $8.42 per share, which was the last trading price for a share of the Company’s Class A Common Stock on the NASDAQ on December 31, 2021.

(6)      The amounts reported in this column represent PSUs granted to Messrs. Boyer, Quinn and Parnell on May 6, 2021, subject to performance-based vesting over the three-year period beginning on January 1, 2021 and ending on December 29, 2023. We have reported the number of shares that would be earned assuming the award was earned based on achieving threshold performance goals.

Potential Payments Upon Termination or Change in Control

Each Named Executive Officer is eligible for certain payments and benefits at, following, or in connection with the resignation, severance, retirement or other termination of the Named Executive Officer, or a change in control of the Company. These benefits are in addition to benefits generally available to salaried employees. The Company does not provide any of its executives with change in control excise tax gross-ups.

L. Joe Boyer.    Under the Boyer Agreement, if Mr. Boyer’s employment is terminated due to his death, disability, termination by the Company through non-renewal at the end of the then-current term or termination without cause, or by Mr. Boyer for good reason (each, an “Involuntary Termination”), he will be entitled to (i) a lump sum payment equal to (a) 2x then-current base salary; (b) 1x bonus target; and (c) a pro-rated bonus based on actual performance (determined as of the end of the performance period); (ii) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards vesting at the greater of (x) the target or (y) actual performance (determined as of his termination date); and (iii) continuation of health benefits at the Company’s expense for up to two years.

If Mr. Boyer incurs an Involuntary Termination in the 90-day period prior to, or the during the two-year period following, a change in control, he will be entitled to receive (i) a lump sum payment equal to (a) 2.5x then-current base salary; (b) 1.5x target bonus; and (c) a pro-rated bonus based on actual performance (determined as of the end of the performance period); (ii) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards vesting at the greater of (x) the target or (y) actual performance (determined as of the change in control date); and (iii) continuation of health benefits at the Company’s expense for up to 30 months. All severance benefits under the Boyer Agreement are contingent on Mr. Boyer signing and not revoking a release of claims as well as his compliance with all other terms of the Boyer Agreement.

In addition to the equity vesting provisions set forth in the Boyer Agreement, Mr. Boyer’s PSO agreement provides that (i) upon an Involuntary Termination, PSOs that have attained the performance-vesting condition will vest regardless of whether their service-vesting condition has lapsed, (ii) upon a change in control, all performance-vested PSOs must be exchanged for cash or substituted or replaced by the Company’s acquirer and (iii) if upon a change in control the PSOs are substituted and replaced and Mr. Boyer incurs an Involuntary Termination in the two years thereafter, any remaining service-vesting conditions shall lapse.

David D. Quinn, Sr.    Under the Quinn Agreement, if Mr. Quinn is terminated by the Company without cause or by Mr. Quinn for good reason, he will be entitled to (i) 12-months’ then-current base salary continuation; (ii) a pro-rated bonus based on actual performance (determined as of the end of the performance period); (iii) 12 months of COBRA premiums (capped at the employer-portion of active employee premiums); and (iv) accelerated vesting of equity awards of (a) all unvested time-based equity awards if the termination occurs within the one year of the effective date of the Quinn Agreement; (b) 2/3 of any unvested time-based equity awards if the termination occurs within two years of the effective date of the Quinn Agreement; and (c) 1/3 of any unvested time-based equity awards if the termination occurs after two years of the effective date of the Quinn Agreement (items (i) and (ii), collectively, the “Quinn Severance”). In the event of Mr. Quinn’s termination due to his death or disability, Mr. Quinn will be entitled to the Quinn Severance.

If the Quinn Agreement is terminated by the Company without cause or by Mr. Quinn for good reason within the 90 days prior to, or during the two-year period following, a change in control, he will be entitled to receive (i) the Quinn Severance; and (ii) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards vesting at the greater of (x) the target or (y) actual performance (determined as of the change in control date).

If the Quinn Agreement is terminated due to non-renewal by either party, Mr. Quinn will receive accelerated vesting of equity awards that would have vested in the one-year period immediately following the date of such termination (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance). All severance benefits under the Quinn Agreement are contingent on Mr. Quinn signing and not revoking a release of claims as well as his compliance with the terms of the Quinn Agreement.

Mr. Quinn’s PSOs are eligible for the same treatment as Mr. Boyer’s PSOs.

Jonathan Parnell.    The potential payments upon termination or a change in control under the Parnell Agreement and Mr. Parnell’s outstanding equity award agreements are identical to those described immediately above for Mr. Quinn.

Director Compensation

The Company adopted its non-employee director compensation program in 2020. Under the program, the Company’s non-employee directors (other than the Board chairman) are eligible to receive (a) an annual cash retainer of $55,000, (b) an annual award of RSUs having an aggregate grant date fair value of $100,000 (rounded up to the nearest share) and (c) an additional $10,000 in cash fees related to service as chair of a committee. In addition, under the program the chairman of the Board was eligible to receive an annual cash retainer of $120,000 and an annual award of RSUs having an aggregate grant date fair value equal to $180,000 (rounded up to the nearest share). Awards of RSUs granted to non-employee directors in connection with the directors’ 2021 service vest on the first anniversary of the grant date. Starting in 2021, our non-employee directors became eligible to elect to receive their cash fees in unrestricted shares of Class A common stock.

The following table shows the total compensation paid to the Company’s non-employee directors during the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total
R. Foster Duncan(2)	$65,000	$100,000	$165,000
Brian K. Ferraioli(6)	$120,000	$180,000	$300,000
Thomas Henley(3)	—	—	—
Jeff Jenkins(3)	—	—	—
Stephen M. Kadenacy(2)(4)	$19,861	$100,000	$119,861
Leonard K. Lemoine(6)	$55,000	$100,000	$155,000
Raquel G. Richmond(5)	$155,000	$—	$155,000
Collis Temple, III(4)	$45,149	$—	$45,149
Daniel G. Weiss(6)	$56,250	$100,000	$156,950

____________

(1)      Reflects the aggregate grant date fair value of RSUs computed in accordance with FASB ASC Topic 718. Messrs. Duncan, Lemoine and Weiss each had 11,261 outstanding RSUs, and Mr. Ferraioli had 20,270 outstanding RSUs as of December 31, 2021.

(2)      Each of Messrs. Duncan and Kadenacy received $10,000 of additional cash compensation for their responsibilities as Chair of the Audit Committee and the Compensation Committee, respectively.

(3)      Mr. Jenkins resigned from the Board effective on April 20, 2021. In addition, Messrs. Henley and Jenkins were ineligible to receive any director compensation in 2021, pursuant to the internal policies of Bernhard Capital Partners.

(4)      Mr. Kadenacy resigned from the Board effective April 20, 2021, at which time his unvested, outstanding RSUs were forfeited. Mr. Temple was appointed to the Board in April 2021 and his director fees were prorated to reflect his partial calendar Board service in 2021. Mr. Temple furthermore did not receive any award of RSUs in 2021.

(5)      Due to a familial relationship with a Senior Advisor to the President of the United States which prevents her from receiving equity compensation, Ms. Richmond receives solely cash compensation for her service on the Board.

(6)      Messrs. Ferraioli, Lemoine and Weiss each elected to receive their fourth quarter cash fees for their Board service in unrestricted shares of the Company’s Class A common stock as follows: (i) 3,672 shares for Mr. Ferraioli, (ii) 1,989 shares for Mr. Lemoine, and (iii) 1,989 shares for Mr. Weiss. Since director fees are paid in arrears, the shares were delivered on January 18, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of the Company’s voting common stock as of April 20, 2022 by:

•        each person known to be the beneficial owner of more than 5% of our outstanding common stock;

•        each of our executive officers and directors; and

•        all executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options that are currently exercisable or exercisable within 60 days.

The table below represents beneficial ownership of our voting common stock, comprised of Class A common stock and Class B common stock. The beneficial ownership of our voting common stock is based on 38,654,194 shares of common stock outstanding and entitled to vote, consisting of 35,426,772 shares of Class A common stock and 3,227,422 shares of Class B common stock.

Name and Address of Beneficial Owner(1)	Number of Class A shares		Number of Class B shares	Class A %		Class B %	Total Common Stock %
Directors, Executive Officers
L. Joe Boyer	108,977	(2)	668,748	*		20.07%	2.29%
David D. Quinn Sr.	102,522	(3)	—	*		—	*
Jonathan M. Parnell	25,690	(4)	—	*		*	*
Brian K. Ferraioli	77,185	(5)	—	*		—	*
Leonard K. Lemoine	89,745		—	*		—	*
Thomas H. Henley	—		—	—		—	—
Collis Temple III	—		—	—		—	—
R. Foster Duncan	23,256		—	*		—	*
Daniel G. Weiss	25,245		—	*		—	*
Raquel G. Richmond	—		—	—		—	—
All Directors and Executive Officers as a Group (Fourteen Individuals)	546,860		960,469	1.54	%(12)	29.75%	3.90	%(9)
Five Percent Holders:
Bernhard Capital Partners(6)	16,883,244		—	47.66%		—	43.68%
Engineering & Testing Services (7)	—		1,984,980	—		61.50%	5.14%
GSO Entity(8)	2,200,000		—	6.21%		—	5.69%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the stockholders listed is 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738.

(2)      Includes shares of Class A common stock underlying the unvested 35,689 Restricted Stock Units (“RSUs”) granted on May 15, 2020, which are scheduled to vest on May 15, 2022, and 18,018 RSUs granted on may 6, 2021, which are scheduled to vest on May 6,2022.

(3)      Includes shares of Class A common stock underlying the unvested 8,922 RSUs granted on May 15, 2020, which are scheduled to vest on May 15, 2022 and 7,508 RSUs granted on May 6, 2021 which are scheduled to vest on May 6, 2022.

(4)      Includes shares of Class A common stock underlying the unvested 4,461 RSUs granted on May 15, 2020, which are scheduled to vest on May 15, 2022 and 3,754 RSUs granted on May 6, 2021, which are scheduled to vest on May 6, 2022.

(5)      Includes 56,915 shares of Class A common stock held by Brian K. Ferraioli Revocable Trust.

(6)      Based on the Schedule 13D/A filed with the Securities and Exchange Commission on February 9, 2021. Comprised of 8,971,339 shares of Class A common stock held by AS&M SPV, LLC (“AS&M SPV”) and 7,911,905 shares of Class B common stock held by Arrow Environmental SPV, LLC (“Arrow SPV”), all of which are owned indirectly by the BCP Energy Services Funds (as defined below). Each of AS&M SPV and Arrow SPV is a limited partner of AS&M Holdings LP (“AS&M Holdings”). The general partner of AS&M Holding is AS&M Holdings GP LLC (formerly known as “Atlas Technical Consultants Holdings GP LLC”), which is indirectly wholly owned by BCP Energy Services Fund, LP, BCP Energy Services Fund-A, LP and BCP Energy Services Executive Fund, LP (collectively, the “BCP Energy Services Funds”). The general partner of all three BCP Energy Services Funds is BCP Energy Services Fund GP, LP. The general partner of BCP Energy Services Fund GP, LP is BCP Energy Services Fund UGP, LLC. BCP Energy Services Fund UGP, LLC is managed by J. M. Bernhard, Jr. and Jeff Jenkins. Each of the BCP entities and Messrs. Bernhard and Jenkins may be deemed to beneficially own such shares directly or indirectly controlled, but each disclaims beneficial ownership of such shares in excess of its or their pecuniary interest therein. The address of each of the BCP entities and Messrs. Bernhard and Jenkins is 400 Convention Street, Suite 1010, Baton Rouge, Louisiana 70802.

(7)      Comprised of 1,336,983 shares of Class B common stock held directly by Engineering & Testing Services Holdings Corporation (“ETSHC”), 512,085 shares of Class B common stock held directly by Engineering Services Holdings Corporation (“ESHC”) and 135,912 shares of Class B common stock held directly by CEL Consulting Holdings Corporation (“CELCHC,” and together with ETSHC and ESHC, the “Engineering & Testing Services Group”). The Engineering & Testing Services Group entities are managed by Gary Cappa. Each of the Engineering & Testing Services Group entities may be deemed to beneficially own such shares directly or indirectly controlled thereby, but each disclaims beneficial ownership of such shares in excess of its pecuniary interest therein. Mr. Cappa may be deemed to beneficially own such shares directly or indirectly controlled thereby, but disclaims such beneficial ownership except to the extent of his pecuniary interest therein. The principal business address of ETSHC and CELCHC is 2001 Crow Canyon Road, Suite 200, San Ramon, California 94583 and the principal business address of ESHC is 2791 S. Victory View Way, Boise, Idaho 83709.

(8)      Comprised of 2,200,000 shares of Class A common stock. GSO Capital Opportunities Fund III LP (the “GSO Entity”) directly holds the reported shares shown above. GSO Capital Opportunities Associates III LLC is the general partner of GSO Capital Opportunities Fund III LP. GSO Holdings I L.L.C. is the managing member of GSO Capital Opportunities Associates III LLC. Blackstone Holdings II L.P. is the managing member of GSO Holdings I L.L.C. with respect to securities beneficially owned by the GSO Entity. Blackstone Holdings I/II GP L.L.C. is the general partner of each of Blackstone Holdings I L.P. and Blackstone Holdings II L.P. The Blackstone Group Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Class C common stock of The Blackstone Group Inc. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the foregoing entities and individuals disclaims beneficial ownership of the securities held directly by the GSO Entity (other than the GSO Entity to the extent of its direct holdings). The principal business address of this stockholder is c/o GSO Capital Partners LP, 345 Park Avenue, 31st Floor, New York, New York 10154.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Founder Shares

Following the completion of the Atlas Business Combination, the Seller and its limited partners (the “Continuing Members”) owned an aggregate of 23,974,368 Holdings Units redeemable on a one-for-one basis for shares of Class A common stock. Upon the redemption by any Continuing Member of Holdings Units for shares of Class A common stock, a corresponding number of shares of our Class B common stock held by such Continuing Member will be cancelled. Prior to the Atlas Business Combination, the initial stockholders held all 5,000,000 shares of the Company’s issued and outstanding Class F common stock. Following the conversion of each outstanding share of our Class F common stock to one share of Class A common stock in connection with the Atlas Business Combination, Boxwood LLC owned an aggregate 2,225,000 shares of Class A common stock and 3,750,000 Private Placement Warrants. See “Tender Offer and Warrant Exchange” below regarding the exchange of the Private Placement Warrants for the Company’s Class A common stock.

Tender Offer and Warrant Exchange

Public Warrants

In November 2018, the Company consummated its initial public offering of units, each consisting of one share of Class A common stock and one Public Warrant. At the commencement of the Atlas Business Combination, there were 20,000,000 Public Warrants outstanding. Each Public Warrant entitled the holder to purchase one share of Class A common stock at a price of $11.50 per share. The Public Warrants were set to expire five years after the closing of the Atlas Business Combination or earlier upon redemption or liquidation.

In October 2020, the Company offered each holder of its outstanding warrants, including the Public Warrants and the Private Placement Warrants the opportunity to exchange their warrants for shares of the Company’s Class A common stock, par value $0.0001 per share. Each holder was set to receive 0.1665 or 0.185 shares of Class A common stock in exchange for each outstanding warrant tendered by the holder and exchanged pursuant to the terms of the offer. The redemption rate was dependent upon whether the warrant holder tendered their warrants prior to the offer deadline. Warrant holders who tendered their warrants for exchange prior to the expiration of the tender offer period received the 0.185 conversion rate, and any warrant holders who did not tender their warrants by the appropriate deadline received the 0.1665 conversion rate. The Company concluded the offer in November 2020 and all Warrants were converted to Class A common stock by December 31, 2020.

Private Placement Warrants

Upon closing of the Boxwood initial public offering, Boxwood Sponsor purchased an aggregate of 3,750,000 Private Placement Warrants. Each Private Placement Warrant was exercisable for one share of Class A common stock at a price of $11.50. The Private Placement Warrants were identical to the Public Warrants discussed above, except (i) they would not be redeemable by the Company so long as they were held by Boxwood Sponsor and (ii) they were not exercisable by the holders on a cashless basis.

In connection with the October 2020 offer to the warrant holders to exchange their warrants for the Company’s Class A common stock, Boxwood Sponsor opted to fully exchange their Private Placement Warrants for Class A common stock. As of December 31, 2020, there were no remaining Private Placement Warrants issued or outstanding.

Continuing Members Registration Rights Agreement

On February 14, 2020, in connection with the consummation of the Atlas Business Combination, the Company entered into a registration rights agreement (the “Continuing Members RRA”) with the Continuing Members. Under the Continuing Members RRA, the Company will have certain obligations to register for resale under the Securities Act all or any portion of the shares of the Class A common stock that the Continuing Members hold as of the date of the Continuing Members RRA and that they may acquire thereafter, including upon the exchange or redemption of any other security therefor (collectively, the “Continuing Member Registrable Securities”).

Under the Continuing Members RRA, Atlas Technical Consultants SPV, LLC and Arrow Environmental SPV LLC (together, “BCP”) may demand an unlimited number of underwritten offerings for all or part of the Continuing Member Registrable Securities held by BCP and the other Continuing Members.

Holders of the Continuing Member Registrable Securities have certain “piggy-back” registration rights with respect to registration statements. The Company will bear the expenses incurred in connection with the preparation and filing of any such registration statements.

Restrictive Covenant Agreement

In connection with the consummation of the Atlas Business Combination, Holdings and BCP entered into a restrictive covenant agreement (the “Restrictive Covenant Agreement”) pursuant to which the BCP parties agreed not to (i) for a period of two years, induce or attempt to induce any of the executives named therein or any other executive officer of Atlas Intermediate to leave the employ of Atlas Intermediate, (ii) for a period of two years, hire any executive who was employed by Atlas Intermediate at any time during the 12 month period prior to the consummation of the Atlas Business Combination, (iii) for a period of two years, induce or attempt to induce any person that is a customer, supplier or material business relation of Atlas Intermediate to cease doing business with Atlas Intermediate, (iv) make certain types of disparaging or false statements and (v) disclose certain confidential information, subject to the terms and conditions therein.

GSO Registration Rights Agreement

In connection with the consummation of the Atlas Business Combination, the Company entered into a registration rights agreement (the “GSO RRA”) with GSO Capital Opportunities Fund III LP and the other holders party thereto (together, “GSO”). Under the GSO RRA, we have certain obligations to register for resale under the Securities Act all or any portion of the shares of the Class A common stock that the Continuing Members hold as of the date of the GSO RRA and that they may acquire thereafter, including upon the exchange or redemption of any other security therefor (collectively, the “GSO Registrable Securities”).

We are required to file a registration statement registering the resale of the GSO Registrable Securities. Additionally, GSO may demand up to two underwritten offerings for all or part of the GSO Registrable Securities held by GSO under the GSO RRA.

Holders of the GSO Registrable Securities have certain “piggy-back” registration rights with respect to registration statements and rights to require us to register for resale the GSO Registrable Securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the preparation and filing of any such registration statements.

The GSO RRA does not contemplate the payment of penalties or liquidated damages to GSO as a result of a failure to register, or delays with respect to the registration of, the GSO Registrable Securities.

GSO Subscription Agreement and Preferred Units

In connection with the consummation of the Atlas Business Combination, and the previously disclosed Commitment Letter, dated as of January 23, 2020 (the “Commitment Letter”), Holdings and GSO COF III AIV- 2 LP (“GSO AIV-2”) entered into a subscription agreement, dated February 14, 2020 (the “Subscription Agreement”), pursuant to which, GSO AIV-2 purchased 145,000 units of a new class of Series A Senior Preferred Units of Holdings (the “Preferred Units”) at a price per Preferred Unit of $978.21 for an aggregate cash purchase price of $141,840,000, which represented a 2.179% original issue discount on the Preferred Units (such purchase, the “GSO Placement”).

The holders of the Preferred Units had negative control rights over certain aspects of the business and affairs of Holdings and its subsidiaries. Under the Holdings LLC Agreement, the prior written consent of GSO AIV-2, as the holder of Preferred Units constituting at least a majority of the outstanding Preferred Units in the aggregate, was required before Holdings or its subsidiaries were permitted to, among other things, incur additional indebtedness in excess of a specified leverage ratio, dispose of assets, transact with affiliates, make certain dividend payments, or make changes to Holdings’ organizational documents in a manner adverse to our stockholders, in each case, subject to the exceptions and limitations described therein.

The GSO Placement was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act, and/or Regulation D promulgated thereunder.

On February 25, 2021 (the “Redemption Date”), the Company, in its capacity as the managing member of Holdings, entered into Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of Holdings (the “Holdings A&R LLC Agreement”) to allow Holdings, at the direction of the Board, to redeem all of the Series A Senior Preferred Units of Holdings (the “Preferred Units”) at any time using the proceeds from the refinancing of the 2020 Credit Agreement (as defined below).

On the Redemption Date, following the execution of Amendment No. 1 to the Holdings A&R LLC Agreement, Holdings elected to redeem all of the 145,000 Preferred Units then outstanding and held by GSO COF III AIV-2 LP for $1,084.96 per Preferred Unit for a total redemption price of $157,371,024.84 (the “Redemption”). Following the Redemption, (i) the Preferred Units are no longer deemed outstanding, (ii) all dividends on the Preferred Units ceased to accrue, and (iii) all rights of the holders thereof as holders of Preferred Units ceased and terminated, except for the right to receive payment under the Redemption.

Support Letter

Instead of purchasing shares of the Company’s Class A common stock directly from the Company, as had previously been contemplated by the Commitment Letter, in connection with the consummation of the Atlas Business Combination, GSO Capital Opportunities Fund III LP (the “GSO Entity”) purchased 1,000,000 shares of Class A common stock from an intermediary who had purchased shares from an existing stockholder (the “Market Purchase”). To induce GSO Entity to make the Market Purchase, the Company entered into a support agreement (the “Support Agreement”) with GSO Entity pursuant to which the Company agreed, among other things, (i) to sell to GSO Entity 1,000,000 shares of Class A common stock if the Market Purchase was not consummated in satisfaction of GSO Entity’s obligations under the Commitment Letter, (ii) to increase the original issue discount on the Preferred Units from 2% to 2.179% and (iii) to provide certain indemnification rights in connection with the Market Purchase.

Financial Advisor Engagement

In connection with the Atlas Business Combination, we engaged Macquarie Capital (USA) Inc. (“Macquarie Capital”), an affiliate of Boxwood LLC, to act as our financial advisor. At the consummation of the Atlas Business Combination, we paid Macquarie Capital a $4 million fee, comprised of $2 million in cash and 200,000 shares of newly issued Class A common stock valued at $10 per share.

Underwriting Fees

Macquarie Capital also served as one of the representatives of the underwriters of our initial public offering. In connection with the initial public offering, Macquarie Capital received a portion of the $4 million in upfront underwriting discounts and was paid a portion of the $7 million of deferred underwriting fees at the consummation of the Atlas Business Combination.

Nomination Agreement

In connection with the consummation of the Atlas Business Combination, the Company entered into the nomination agreement (the “Nomination Agreement”), which provides our Sponsor (through the Seller) the right to designate a certain number of individuals for nomination by the Board to be elected by the Company’s stockholders based on the percentage of the voting power of the outstanding Class A common stock and Class B common stock beneficially owned by our Sponsor and its affiliates, in the aggregate, as follows: (i) for so long as our Sponsor beneficially owns at least 50% of the aggregate voting power of the Company, our Sponsor will have the right to nominate at least a majority of all directors of the Board; (ii) for so long as our Sponsor beneficially owns less than 50% and equal to or greater than 35% of the aggregate voting power of the Company, our Sponsor will have the right to designate three directors (and the size of the Board will be fixed at eight directors); (iii) for so long as our Sponsor beneficially owns less than 35% and equal to or greater than 15% of the aggregate voting power of the Company, our Sponsor will have the right to designate two directors (and the size of the Board will be fixed at seven directors); and (iv) for so long as our Sponsor beneficially owns less than 15% and equal to or greater than 5% of the aggregate voting power of the Company, our Sponsor will have the right to designate one director.

Under the Nomination Agreement, once our Sponsor’s beneficial ownership of the aggregate voting power of the Company falls below one of the percentage thresholds set forth above, such that our Sponsor is entitled to nominate a lesser number of directors, our Sponsor must identify such excess directors than the number of Directors serving on the Board at such time that were BCP Nominees, BCP shall identify such excess director(s) who are BCP Directors (as defined in the Nomination Agreement) and who shall be required to immediately offer their resignation from the Board for consideration by the independent (as such independence is defined in the Nomination Agreement, the “Nomination Independent Directors”) directors of the Board for their consideration. The Nomination Independent Directors must then consider such offers of resignation and determine whether to accept or reject any or all of them. As previously discussed, our Sponsor’s beneficial ownership of the Company’s aggregate voting power dropped below 50% in February 2021 as a result of the Distribution. Following the Distribution and pursuant to the terms of the Nomination Agreement, two directors identified by our Sponsor offered their resignations to the Nomination Independent Directors. The Nomination Independent Directors held a special meeting to consider the offers of resignation and ultimately rejected both of such offers. As a result, the Board remains at its current size, and the vacancy created by Mr. Jenkins’ later resignation (which was not pursuant to the Nomination Agreement) remains open. Each time our Sponsor’s ownership drops below one of the percentage thresholds discussed in the paragraph above, our Sponsor must follow the previously described procedure with respect to identification of directors to offer resignations to the Nomination Independent Directors for their consideration.

The Nomination Agreement also provides that the members of the management team of Atlas Intermediate would not transfer shares of common stock or warrants to purchase shares of common stock beneficially owned or otherwise held by them prior to the termination of a lock-up period. The lock-up period under the Nomination Agreement expired on August 14, 2020.

Lock-Up Agreement

On February 14, 2020, in connection with the consummation of the Atlas Business Combination, the Company and Boxwood LLC entered into a lock-up agreement (the “Lock-Up Agreement”) pursuant to which Boxwood LLC agreed to not transfer, sell, assign or otherwise dispose of any Class A common stock or warrants to purchase our Class A common stock during the period commencing on the date of the consummation of the Atlas Business Combination and ending on the earlier of (a) the date that is twelve months following the date of the consummation of the Atlas Business Combination or (b) if BCP transfers either (i) shares of common stock beneficially owned or otherwise held by BCP resulting in gross proceeds to BCP equal to at least $50,000,000 or (ii) all shares of common stock beneficially owned or otherwise held by BCP which were subject to an initial six month restriction on transfer, if the proceeds received from the transfer of such shares of common stock is less than $50,000,000, the date on which the reported sales price of the common stock equals or exceeds $12.00 per share for any 20 trading days within a 30 trading day period. As previously described, the warrants held by Boxwood LLC were exchanged for Class A common stock in November 2020 in connection with the Company’s tender offer and warrant exchange. The lock-up period under the Lock-Up Agreement expired on February 14, 2021.

2020 Credit Agreement

In connection with the Atlas Business Combination, Buyer, as the initial borrower, entered into a senior credit facility consisting of (i) a $281.0 million senior secured Term Loan (the “2020 Term Loan”) and (ii) a $40.0 million senior secured Revolver (the “2020 Revolver”) pursuant to that certain Credit Agreement dated February 14, 2020, as amended by that certain First Amendment dated as of March 30, 2020 and as further amended by that certain Second Amendment, dated as of March 31, 2020, by and among Holdings, Buyer, and pursuant to the Atlas Business Combination, Atlas Intermediate, which became the new borrower by operation of law and as further provided in Section 9.19 of such Credit Agreement, the lenders party thereto, the issuing banks party thereto and Macquarie Capital Funding LLC, as administrative agent and swing line lender (the “2020 Credit Agreement”).

The 2020 Term Loan was scheduled to mature on the date that is six years after the date thereof and the 2020 Revolver was scheduled to mature on the date that is five years after date thereof. The 2020 Term Loan was funded at the consummation of the Atlas Business Combination and was used, in part, to fully repay and terminate outstanding obligations of approximately $171 million, pay transaction expenses incurred in connection with the Atlas Business Combination and for other general working capital purposes.

Interest on the 2020 Credit Agreement was payable monthly or at the end of the applicable interest period in arrears on any outstanding borrowings. The interest rates under the 2020 Credit Agreement were equal to either (i) the Adjusted LIBO Rate (as defined in the 2020 Credit Agreement), plus 6.25%, or (ii) an Alternate Base Rate (as defined in the 2020 Credit Agreement), plus 5.00%. The 2020 Credit Agreement required quarterly principal payments of $3.513 million through December 31, 2026.

The 2020 Credit Agreement was guaranteed by Holdings, Buyer, Atlas Intermediate and the direct and indirect subsidiaries of Atlas Intermediate and secured by (i) a first priority pledge of the equity interests of subsidiaries of Holdings and Atlas Intermediate and (ii) a first priority lien on substantially all other assets of Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries.

The 2020 Credit Agreement contained a financial covenant which required Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries on a consolidated basis to maintain a Total Net Leverage Ratio (as defined in the 2020 Credit Agreement) tested on a quarterly basis not to exceed (i) 5.50 to 1.0 with respect to the fiscal quarters ending on June 30, 2020 and September 30, 2020 and (ii) 5.00 to 1.00 with respect to the fiscal quarter ending December 31, 2020 and as of the end of each fiscal quarter thereafter.

The 2020 Credit Agreement also included a number of customary negative covenants. Such covenants, among other things, limited or restricted the ability of each of Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries to:

•        incur additional indebtedness and make guarantees;

•        incur liens on assets;

•        engage in mergers or consolidations or fundamental changes;

•        dispose of assets;

•        pay dividends and distributions or repurchase capital stock;

•        make investments, loans and advances, including acquisitions;

•        amend organizational documents and other material contracts;

•        enter into certain agreements that would restrict the ability to incur liens on assets;

•        repay certain junior indebtedness;

•        enter into certain transactions with affiliates;

•        enter into sale leaseback transactions; and

•        change the conduct of its business.

The aforementioned restrictions were subject to certain exceptions including (i) the ability to incur additional indebtedness, liens, investments, dividends and distributions, and prepayments of junior indebtedness subject, in each case, to compliance with certain financial metrics and/or certain other conditions and (ii) a number of other traditional exceptions that granted the Company continued flexibility to operate and develop its business.

The 2020 Credit Agreement also included customary affirmative covenants, representations and warranties and events of default. The 2020 Credit Agreement was repaid in full on February 25, 2021, in connection with the entry into the 2021 Credit Agreements discussed below.

2021 Credit Agreements

On February 25, 2021, Atlas Intermediate, as the borrower, entered into two new credit facilities consisting of (i) a $432.0 million senior secured term loan at closing and, subject to the satisfaction of certain terms and conditions, a committed delayed draw term loan facility in an aggregate principal amount of up to $75.0 million and an uncommitted incremental term loan facility that may be incurred after closing (the “2021 Term Loan”) pursuant to a Credit Agreement dated February 25, 2021, by and among Holdings, Atlas Intermediate, Wilmington Trust, National Association, as

administrative agent and collateral agent, and certain lenders thereto, including certain Blackstone entities, which may include, Blackstone Alternative Credit Advisors LP, and its managed funds and accounts, and its affiliates, Blackstone Holdings Finance Co. L.L.C. and its affiliates, and/or certain other of their respective funds, accounts, clients managed, advised or sub-advised, or any of their respective affiliates (the “2021 Term Loan Agreement”) and (ii) a $40.0 million senior secured revolver which aggregate principal amount may be increased, subject to the satisfaction of certain terms and conditions, including obtaining commitments therefor, by up to $20,000,000 (the “2021 Revolver”) pursuant to that certain Credit Agreement dated February 25, 2021, by and among Holdings, Atlas Intermediate, JPMorgan Chase Bank, N.A., as administrative agent, swingline lender, issuing bank, lender, sole bookrunner and sole lead arranger (the “2021 ABL Revolver Agreement,” and together with the Term Loan Agreement, the “2021 Credit Agreements”). The 2021 Term Loan Agreement refinanced the 2020 Credit Agreement with Macquarie Capital Funding LLC, as administrative agent and certain lenders, which repayment was effectuated partially in cash and partially by way of a cashless exchange of existing term loans and preferred equity for the 2021 Term Loan.

The initial 2021 Term Loan will mature on February 25, 2028 and the 2021 Revolver will mature on February 25, 2026.

Interest on any outstanding borrowings is payable monthly under the 2021 ABL Revolver Agreement, quarterly under the 2021 Term Loan Agreement or, in each case, at the end of the applicable interest period in arrears. The cash interest rates under the 2021 Term Loan Agreement will be equal to either (i) the Adjusted LIBO Rate (as defined in the 2021 Term Loan Agreement), plus 5.50%, or (ii) an Alternate Base Rate (as defined in the 2021 Term Loan Agreement), plus 4.50%. The interest rates under the 2021 ABL Revolver Agreement will be equal to either (i) the Adjusted LIBO Rate (as defined in the 2021 ABL Revolver Agreement), plus 2.50%, or (ii) the ABR (as defined in the 2021 ABL Revolver Agreement), plus 1.50%.

The 2021 Credit Agreements are guaranteed by Holdings and secured by (i) in the case of the 2021 ABL Revolver Agreement, a first priority security interest in the current assets, including accounts receivable, of Holdings, Atlas Intermediate and its subsidiaries and (ii) in the case of the 2021 Term Loan Agreement, a pledge of the equity interests of the subsidiaries of Holdings and Atlas Intermediate, and subject to the first lien security interest on current assets under the 2021 Revolver, a first priority lien on substantially all other assets of Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries.

The 2021 Term Loan Agreement contains a financial covenant which requires Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries on a consolidated basis to maintain a Total Net Leverage Ratio (as defined in the 2021 Term Loan Agreement) tested on a quarterly basis that does not exceed (i) 8.25 to 1.00 with respect to the fiscal quarters ending on April 2, 2021 and July 2, 2021, (ii) 8.00 to 1.00 for the fiscal quarters ending October 1, 2021 and December 31, 2021, (iii) 7.50 to 1.00 for the fiscal quarters ending April 1, 2022 and July 1, 2022, (iv) 7.25 to 1.00 for the fiscal quarters ending September 30, 2022 and December 30, 2022, (v) 7.00 to 1.00 for the fiscal quarters ending March 31, 2023 and June 30, 2023, (vi) 6.75 to 1.00 for the fiscal quarters ending September 29, 2023 and December 29, 2023, and (vii) 6.50 to 1.00 for March 29, 2024 and each fiscal quarter ending thereafter.

The 2021 ABL Revolver Agreement contains a “springing” financial covenant which requires Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries on a consolidated basis to maintain a Fixed Charge Coverage Ratio (as defined in the 2021 ABL Revolver Agreement) of no less than 1.10 to 1.00 when the outstanding principal amount of loans under the 2021 Revolver exceeds $0 or the aggregate exposure for letters of credit under the 2021 Revolver exceeds $5 million.

The 2021 Credit Agreements also include a number of customary negative covenants. Such covenants, among other things, limit or restrict the ability of each of Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries to:

•        incur additional indebtedness and make guarantees;

•        incur liens on assets;

•        engage in mergers or consolidations or fundamental changes;

•        dispose of assets;

•        pay dividends and distributions or repurchase capital stock;

•        make investments, loans and advances, including acquisitions;

•        amend organizational documents and other material contracts;

•        enter into certain agreements that would restrict the ability to incur liens on assets;

•        repay certain junior indebtedness, and in the case of the 2021 ABL Revolver Agreement, make certain payments on the 2021 Term Loans;

•        enter into certain transactions with affiliates;

•        amend certain documents governing indebtedness;

•        enter into sale leaseback transactions;

•        change fiscal periods; and

•        change the conduct of its business.

The aforementioned restrictions are subject to certain exceptions including (i) the ability to incur additional indebtedness, liens, investments, dividends and distributions, and prepayments of junior indebtedness subject, in each case, to compliance with certain financial metrics and/or certain other conditions and (ii) a number of other traditional exceptions that grant the Company continued flexibility to operate and develop its business.

The 2021 Credit Agreements also include customary affirmative covenants, representations and warranties and events of default.

The representations, warranties and covenants contained in the 2021 Credit Agreements were made only for the purpose of the 2021 Credit Agreements and as of specific dates, were solely for the benefit of the parties to the 2021 Credit Agreements, and may be subject to limitations agreed upon by the parties, including being qualified by disclosures for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Accordingly, investors should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company.

Amended and Restated Limited Liability Company Agreement of Holdings

We operate our business through Holdings. In connection with the consummation of the Atlas Business Combination, we and other member parties thereto entered into the Holdings LLC Agreement. The Holdings LLC Agreement sets forth, among other things, the rights and obligations of the holders of Holdings Units.

Managing Member.    Under the Holdings LLC Agreement, we are the sole managing member of Holdings. As the sole managing member, we are able to control all of the day-to-day business affairs and decision-making of Holdings without the approval of any other member, unless otherwise stated in the Holdings LLC Agreement. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of Holdings and the day-to-day management of Holdings’ business. Pursuant to the terms of the Holdings LLC Agreement, we may not resign or cease to be the managing member of Holdings unless proper provision is made, in compliance with the Holdings LLC Agreement, so that our obligations, our successor (if applicable) and any new managing member and the rights of all members under the Holdings LLC Agreement and applicable law remain in full force and effect.

Compensation; Reimbursement.    We are not entitled to compensation for our services as managing member. We, as managing member, and other members of Holdings will be entitled to reimbursement by Holdings for all costs, fees, operating expenses and other expenses of Holdings (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to Holdings) incurred in pursuing and conducting, or otherwise related to, the activities of Holdings.

Distributions.    Distributions to Holdings’ equity holders may be declared by the managing member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the managing member shall determine (in its sole discretion in accordance with the fiduciary duties as provided in the Holdings LLC Agreement) using such record date as the managing member may designate; provided that, so long as the Preferred Units remained outstanding, such distributions were only allowed to be declared at the end of a quarter so long as there remained funds legally available therefor after the cash payments required to be paid to the Preferred Unitholders in such quarter. As previously discussed, the Preferred Units were redeemed in full on February 25, 2021. Any distribution to Holdings’ equity holders shall be made as of the close of business on the applicable record date on a pro rata basis (subject to certain exceptions) in accordance with the number of Holdings Units owned by each member as of the close of business on such record date.

Common Unit Redemption Right.    The Holdings LLC Agreement provides that BCP, and following the date that was six months from the consummation of the Atlas Business Combination, each of the other members of Holdings (other than we and our subsidiaries) has a right to cause Holdings to redeem from time to time, all or a portion of such member’s Holdings Units (together with an equal number of shares of Class B common stock) for either (x) the delivery by Holdings of a number of shares of Class A common stock equal to the number of Holdings Units surrendered or (y) at Holdings’ election made in accordance with the Holdings LLC Agreement, the delivery by Holdings of cash equal to the Cash Election Amount (as defined in the Holdings LLC Agreement) calculated with respect to such redemption.

If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Class A common stock are converted or changed into another security, securities or other property, or (ii) we, by dividend or otherwise, distribute to all holders of the shares of Class A common stock evidences of our indebtedness or assets, including securities (including shares of Class A common stock and any rights, options or warrants to all holders of the shares of Class A common stock to subscribe for, to purchase or to otherwise acquire shares of Class A common stock, or other securities or rights convertible into, or exchangeable or exercisable for, shares of Class A common stock) but excluding any cash dividend or distribution as well as any such distribution of indebtedness or assets received by us from Holdings in respect of the Holdings Units, then upon any subsequent redemption, in addition to the shares of Class A common stock or the Cash Election Amount, as applicable, each member of Holdings shall be entitled to receive the amount of such security, securities or other property that such member would have received if such redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction.

Amendment No. 1 to the Holdings LLC Agreement

On February 25, 2021, the Company, in its capacity as the managing member of Holdings, entered into Amendment No. 1 to the Holdings LLC Agreement to allow Holdings, at the direction of the Board, to redeem all of the Preferred Units at any time using the proceeds from the refinancing of the 2020 Credit Agreement.

Placement Agent Engagements

In connection with the Atlas Business Combination, Boxwood engaged placement agents, including Macquarie Capital and Helena Advisors, LLC (“Helena”), to act as its placement agents in connection with the private placement of any PIPE securities with any PIPE investors. Macquarie Capital is an affiliate of Boxwood LLC and Joseph E. Reece, a former member of the Board from November 2018 until his resignation effective June 18, 2020, formerly served as the Founder and Chief Executive Officer of Helena from October 2018 to October 2019. At the consummation of the Atlas Business Combination, we paid Macquarie Capital and Helena cash fees of approximately $0.4 million and approximately $0.4 million, respectively.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of any publicly traded class of our equity securities, to file reports of ownership and changes in ownership of equity securities of the Company with the SEC. Officers, directors, and greater-than-ten-percent stockholders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely upon a review of Forms 3 and Forms 4 furnished to the Company during the most recent fiscal year, and Forms 5 with respect to its most recent fiscal year we believe that all forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed by the officers, directors, and security holders required to file the same during the fiscal year ended December 31, 2021, with the exception of (i) a late Form 4 filing on March 29, 2021, for each of the following directors: Messrs. Ferraioli, Foster, Kadenancy, Lemoine and Weiss, due to an administrative error and (ii) a late Form 4 filing on June 4, 2021 for Ms. Priya due to an administrative error.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicative information received at any one household and saves printing costs and postage fees, as well as natural resources. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, such stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, such stockholders should follow these instructions:

•        if the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738, or (866) 858- 4499, to inform us of his or her request; or

•        if a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Under rules promulgated by the SEC and in accordance with our Bylaws, nominations of individuals for election to the Board and the proposal of other business to be considered by the stockholders may be made at our 2023 annual meeting of stockholders by any stockholder of the Company who was a stockholder of record both at the time of giving of notice and as of the record date of such meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the other applicable requirements in our Bylaws. For any nomination or other business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our Corporate Secretary and any such other business must otherwise be a proper matter for action by the stockholders. To be timely for our 2023 annual meeting of stockholders, a stockholder’s notice must set forth all information required under our Bylaws and must be received by our corporate secretary at our principal executive office not later than the close of business on March 13, 2023, the first business day following the 90th day before the anniversary date of our 2022 annual meeting, nor earlier than the close of business on February 9, 2023, the 120th day before the anniversary date of our 2022 annual meeting. However, that in the event that our 2023 annual meeting is more than 30 days before or more than 70 days after the anniversary date of our 2022 annual meeting, to be timely a stockholder’s notice must be received by our corporate secretary at our principal executive office not earlier than the close of business on the 120th day before the 2023 annual meeting and not later than (1) the close of business on the 90th day before the 2023 annual meeting or (2) the close of business on the 10th day following the day on which public announcement of the date of the 2023 annual meeting is first made by the Company.

In addition to our Bylaws, a stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder. Our Bylaw provisions do not affect the right of a stockholder to request inclusion of a proposal in, or our right to omit a proposal from, our proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. In order for a stockholder to have a proposal included in our 2023 annual meeting proxy materials, the stockholder must comply with the requirements of Rule 14a-8 and submit the proposal to our corporate secretary at our principal executive office not later than the close of business on December 27, 2022.

A stockholder who wishes to submit recommendations for director candidates to the Company should send a written recommendation to our Corporate Secretary. Each nomination must be made in accordance with our Bylaws. The stockholder must represent that the stockholder is a stockholder of our Company and the stockholder will remain so through the record date the relevant meeting of stockholders and, if the stockholder is not a record owner of shares of common stock, provide such information about the record owner as we may request. The recommendation must also include the written consent of the person so recommended, or the recommended person, to serve as a director if nominated and elected. The stockholder and the recommended person must also provide such additional information as we may request, including any information requested concerning their respective backgrounds and relationships with one another and our Company and concerning the qualifications of the recommended person. In addition, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 days before the first anniversary of the preceding year’s annual meeting.

ANNUAL REPORT AND REPORT ON FORM 10-K

Our 2021 Annual Report to Stockholders accompanies this proxy statement. Stockholders of record as of April 14, 2022 and beneficial owners of our common stock on that date may obtain from us, without charge, a copy of our most recent Annual Report on Form 10-K filed with the SEC, exclusive of the exhibits thereto, by a request in writing. We will also furnish any exhibit to the Annual Report on Form 10-K upon the payment of reasonable fees relating to our expenses in furnishing the exhibit. Such requests should be directed to us at 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738; Attention: Laura Strunk. Beneficial owners must include in their written requests a good faith representation that they were beneficial owners of our common stock on April 14, 2022.

You may request additional copies of this proxy statement, at no cost, by requesting them in writing or by telephone from the Company’s Corporate Secretary at the following address and telephone number:

Atlas Technical Consultants, Inc.
Attn: Bradford Twombly, Assistant Corporate Secretary
13215 Bee Cave Parkway, Building B, Suite 230
Austin, Texas 78738
Telephone: (866) 858-4499

ANNEX A

PROPOSED AMENDMENT AND RESTATEMENT OF THE CHARTER OF ATLAS TECHNICAL CONSULTANTS, INC.

~~SECOND~~ THIRD AMENDED AND RESTATED CERTIFICATE

OF

INCORPORATION OF ~~BOXWOOD MERGER CORP~~ ATLAS TECHNICAL CONSULTANTS, INC.

~~Boxwood Merger Corp.~~ Atlas Technical Consultants, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

•        The original certificate of incorporation of the Corporation, under the name “M Acquisition Company III Corporation,” was filed with the Secretary of State of the State of Delaware on June 28, 2017, and was amended pursuant to a certificate of amendment filed with the Secretary of State of the State of Delaware on August 20, 2018, and was further amended and restated pursuant to an Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on November 14, 2018, and was amended and restated further pursuant to a Second Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of Delaware on February 14, 2020 (as so amended and restated, the “Prior Charter”).

•        This ~~Second~~ Third Amended and Restated Certificate of Incorporation (the “~~Second~~ Third Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

•        This ~~Second~~ Third Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

•        This ~~Second~~ Third Amended and Restated Certificate amends and restates the provisions of the Prior Charter in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is Atlas Technical Consultants, Inc. (the “Corporation”).

ARTICLE II
REGISTERED AGENT: OFFICES

Section 1. Registered Office. The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

ARTICLE IV
CAPITALIZATION

Section 1. Authorized Capital Stock. The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 501,000,000 shares, consisting of two classes as follows: (i) 500,000,000 shares of common

Annex A-1

stock, par value $0.0001 per share (the “Common Stock”), including two series as follows: (A) 400,000,000 shares of Class A Common Stock and (B) 100,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board is hereby authorized to issue the shares of Preferred Stock in such series and to fix by resolutions or resolutions from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the right to determine any or all of the following:

•        the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

•        the voting powers, if any, and whether such voting powers are full or limited in such series;

•        the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

•        whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

•        the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

•        the provisions, if any, pursuant to which the shares of such series will be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

•        the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

•        the provisions, if any, of a sinking fund applicable to such series; and

•        any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).

Section 3. Common Stock.

Voting Generally.

Except as otherwise required by law or this ~~Second~~ Third Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation and the holders of the Preferred Stock, as such, shall not be entitled to vote.

Except as otherwise required by law or this ~~Second~~ Third Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

Except as otherwise required by law or this ~~Second~~ Third Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock voting together as a single class (or, if any holders of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, the holders of Class A Common Stock and Class B Common Stock and the Preferred Stock shall vote together as a single class), shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this ~~Second~~ Third Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any

Annex A-2

series of Common Stock shall not be entitled to vote on any amendment to this ~~Second~~ Third Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this ~~Second~~ Third Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

Class A Common Stock.

Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions; provided that, in the event of any dividend or other distribution received by the Corporation from the Partnership in respect of the Units or other equity interests of the Partnership held by the Corporation, including upon any liquidation, dissolution or winding up of the Partnership (any such dividend or distribution, a “Partnership Distribution”). the Board shall to the extent the Corporation has lawful funds then available, declare and pay in connection with such Partnership Distribution a dividend or other distribution on the shares of Class A Common Stock in an amount equal to 100% of such Partnership Distribution, net of reserves for taxes payable by the Corporation as reasonably determined by the Board (a “Pass-Through Distribution”), and the holders of Class A Common Stock shall share equally on a per share basis in such Pass-Through Distribution. The Board shall fix the record date for any Pass-Through Distribution to be the same date as the record date for the corresponding Partnership Distribution fixed by the managing member of the Partnership or, if necessary to comply with applicable law, such later date that is as soon as practicable after the record date for the Partnership Distribution fixed by the managing member of the Partnership. To the extent that a Partnership Distribution is paid in a form other than cash, the Corporation shall sell a portion of such Partnership Distribution sufficient to reserve for taxes payable by the Corporation as reasonably determined by the Board, and the balance of such Partnership Distribution shall be a Pass-Through Distribution.

Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (ii), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

Class B Common Stock.

Dividends. Except as provided in subsection (f) below, holders of Class B Common Stock shall not be entitled to receive any dividends.

Liquidation, Dissolution or Winding Up of the Corporation. The holders of Class B Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (ii), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

Transfer of Class B Common Stock.

A holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for no consideration at any time. Following the surrender of any shares of Class B Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

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A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s Units to such transferee. Upon a transfer of Units in accordance with the LLC Agreement, an equal number of shares of Class B Common Stock held by the holder of such Units will automatically and simultaneously be transferred to the same transferee of such Units. The transfer restrictions described in this Section 3(c)(iv)(2) are referred to as the “Restrictions”.

Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

Upon a determination by the Board (including the vote of the majority of the disinterested directors serving on the Board at such time), or by a committee composed solely of disinterested directors, that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Corporation shall refuse to give effect to such transfer or acquisition on the books and records of the Corporation. In furtherance of the foregoing, the Corporation shall cause the Transfer Agent to refuse to record the Purported Owner’s transferor as the record owner of the Restricted Shares and shall institute proceedings to enjoin or rescind any such transfer or acquisition.

The Board (including the vote of a majority of the disinterested directors serving on the Board at such time), or by a committee composed solely of disinterested directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 3(c)(iv) for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 3(c). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

The Board (including a majority of the disinterested directors serving on the Board at such time), or by a committee composed solely of disinterested directors, shall have, all powers necessary to implement the Restrictions, including without limitation, the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

(iv) Issuance of Class A Common Stock Upon Redemption; Cancellation of Class B Common Stock.

Shares of Class B Common Stock shall be redeemable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the LLC Agreement. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of shares of Class B Common Stock pursuant to the LLC Agreement by delivering to the holder of such shares of Class B Common Stock upon such redemption, cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that shall be issued upon any such redemption will, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and nonassessable. To the extent that any holder of Class B Common Stock exercises its right pursuant to the LLC Agreement to have some or all of such holder’s Units redeemed by the Partnership in accordance with the LLC Agreement, then simultaneous with the payment of the consideration due under the LLC Agreement to such holder of Class B Common Stock for such holders Units, the Corporation shall redeem for no consideration such number of shares of Class B Common Stock registered in the name of the redeeming or exchanging holder of Class B Common Stock equal to the number of Units held by such holder of Class B Common Stock that are redeemed or exchanged in such redemption or exchange transaction shall be automatically transferred to the Corporation, retired and canceled and shall not be reissued.

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Notwithstanding the Restrictions, (A) in the event that an outstanding share of Class B Common Stock shall cease to be held by a registered holder of Units, such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation, retired and cancelled for no consideration, and shall not be re-issued by the Corporation and (B) in the event that one or more of the Units held by a registered holder of Class B Common Stock ceases to be held by such holder (other than as a result of a transfer of one or more Units together with an equal number of shares of Class B Common Stock as permitted by the LLC Agreement), a corresponding number of shares of Class B Common Stock registered in the name of such holder shall automatically and without further action on the part of the Corporation or such holder be transferred to the Corporation, retired and cancelled for no consideration, and such shares shall not be re-issued by the Corporation.

Restrictive Legend. All certificates or book entries representing shares of Class B Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS BOOK ENTRY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”).

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT.

THESE CERTIFICATES ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE ~~SECOND~~ THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS THE SAME MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME, AND THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ATLAS TC HOLDINGS LLC, DATED AS OF FEBRUARY 14, 2020, AMONG THE MEMBERS LISTED THEREIN, AS THE SAME MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR). AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.

Conversion Rights. Except as set forth in this ~~Second~~ Third Amended and Restated Certificate, the Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

Preemptive Rights. No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in a Preferred Stock Designation.

Stock Split or Reverse Stock Split. In no event shall the shares of either Class A Common Stock or Class B Common Stock be split, subdivided, or combined (including by way of stock dividend) unless the outstanding shares of the other class shall be proportionately split, subdivided or combined.

Authorization and Issuance of Additional Shares; Repurchases or Redemptions.

If at any time the Corporation issues a share of Class A Common Stock or any other Equity Security of the Corporation (other than Class B Common Stock), (1) the Corporation shall cause the Partnership to issue to the Corporation one Unit (if the Corporation issues a share of Class A Common Stock), or such other Equity Security of the Partnership (if the Corporation issues Equity Securities other than Class A Common Stock) corresponding to such Equity Securities issued by the Corporation, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation and (2) the net proceeds received by the Corporation with respect to issuance of the corresponding share of Class A Common Stock or other Equity Security, if any, shall be concurrently contributed by the Corporation to the Partnership as a capital contribution. Notwithstanding the foregoing, this Section 3(h)(i) shall not apply to (x) the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Equity Securities of the Corporation under a “poison pill” or similar stockholders rights plan (and upon any redemption of Units for Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right under such plan) or (y) the issuance under the Corporation’s employee benefits plans of any warrants, options, other rights to acquire

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Equity Securities of the Corporation or rights or property that may be converted into or settled in Equity Securities of the Corporation, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Corporation in connection with the exercise or settlement of such rights, warrants, options or other rights or property.

The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Corporation (other than the Common Stock) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Partnership, with corresponding changes made with respect to any other exchangeable or convertible securities.

The Corporation may not redeem, repurchase or otherwise acquire (1) any shares of Class A Common Stock unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation an equal number of Units for the same form and amount of consideration per security or (2) any other Equity Securities of the Corporation (other than Class B Common Stock) unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation an equal number of Equity Securities of the Partnership of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation for the same form and amount of consideration per security. Notwithstanding the foregoing, to the extent that any consideration payable by the Corporation in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of the Corporation or any of its subsidiaries consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Units or other Equity Securities of the Partnership shall be effectuated in an equivalent manner.

Certain Terms. As used in this ~~Second~~ Third Amended and Restated Certificate, (i) “Partnership” shall mean Atlas TC Holdings LLC, a Delaware limited liability company, or any successor entity thereto, (ii) “LLC Agreement” shall mean the Limited Liability Company Agreement of the Partnership, dated as of February 14, 2020, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, (iii) “Unit” shall mean a unit representing limited liability company interests in the Partnership authorized and issued under the LLC Agreement and constituting a “Unit” as defined in the LLC Agreement as in effect as of the effective time of this ~~Second~~ Third Amended and Restated Certificate, and (iv) “Equity Securities” shall mean (1) with respect to the Corporation, any and all shares, interests, participation or other equivalents (however designated) of capital stock, including all Common Stock and Preferred Stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing and (2) with respect to the Partnership or any of its subsidiaries, (A) Units or other equity interests in the Partnership or any subsidiary of the Partnership, (B) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Partnership or any subsidiary of the Partnership, and (C) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Partnership or any subsidiary of the Partnership.

Section 4. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V
BYLAWS

The Board may make, amend, and repeal the Amended and Restated Bylaws (the “Bylaws”) of the Corporation, provided, however, that so long as the Director Nomination Agreement remains in effect, the Board shall not approve any amendment, alteration or repeal of any provision of the Bylaws, or the adoption of any new Bylaw, that would be contrary to or inconsistent with the terms of the Director Nomination Agreement. Any

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Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Corporation. In addition to any other vote required by law, the affirmative vote of the holders of at least ~~662/3%~~ a majority of the Voting Stock (as defined below), voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article V; provided, however, that so long as the Director Nomination Agreement, dated as of February 14, 2020, by and among the Corporation, Boxwood Sponsor LLC, a Delaware limited liability company, Atlas Technical Consultants Holdings LP, a Delaware limited partnership, and other parties (as it may be amended and/or restated, the “Director Nomination Agreement”), remains in effect, the Board may not approve any amendment, alteration or repeal of any provision of the bylaws of the Corporation, or the adoption of any new bylaw of the Corporation, that would be contrary to or inconsistent with the terms of the Director Nomination Agreement without the written consent of the Parties to the Director Nomination Agreement. Notwithstanding the foregoing, nothing in the bylaws of the Corporation shall be deemed to limit the ability of the parties to the Director Nomination Agreement to amend, alter or repeal any provision of the Director Nomination Agreement pursuant to the terms thereof, provided that no amendment to the Director Nomination Agreement (whether or not such amendment modifies any provision of the Director Nomination Agreement to which the bylaws of the Corporation are subject) shall amend the bylaws of the Corporation. For the purposes of this ~~Second~~ Third Amended and Restated Certificate, “Voting Stock” means stock of the Corporation of any class or series entitled to vote generally in the election of directors. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or this ~~Second~~ Third Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws other than Article VIII of the Bylaws; provided further, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or this ~~Second~~ Third Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least ~~662/3%~~ a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal Article VIII of the Bylaws.

ARTICLE VI
MEETINGS OF STOCKHOLDERS

Section 1. Annual Meetings. Except as otherwise expressly provided by law, the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board in its sole and absolute discretion.

Section 2. Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called ~~only~~ (i) by the Secretary of the Corporation at the request of the holder of record of a majority of the outstanding shares of capital stock; and (ii) by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board~~, and the ability of the stockholders to call a special meeting is hereby specifically denied~~. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 3. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 4. No Action by Written Consent. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation ~~must be effected by a duly called annual or special meeting of such stockholders and~~ may ~~not~~ be effected by written consent, without a meeting, without prior notice and without a vote of the stockholders of the Corporation, if such consent(s) are in writing and signed by the holder(s) of record of a majority of the outstanding shares of capital stock.

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ARTICLE VII
BOARD OF DIRECTORS

Section 1. Number. Election, and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in any Preferred Stock Designation and to the terms of the Director Nomination Agreement, the number of directors will be fixed from time to time in the manner provided in the Bylaws of the Corporation. Subject to Section 6 of this Article VII, the directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The directors first appointed to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the Initial Business Combination; the directors first appointed to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the Initial Business Combination; and the directors first appointed to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the Initial Business Combination, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in any Preferred Stock Designation, directors may be elected by the stockholders only at an annual meeting of stockholders. Election of directors of the Corporation need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which directors are to be elected. If authorized by the Board, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Section 2. Newly Created Directorships and Vacancies. Subject to the terms of the Director Nomination Agreement, and the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in any Preferred Stock Designation and Section 6 of this Article VII, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. If the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible; provided, however, that no decrease in the number of directors constituting the Board may shorten the term of any incumbent director.

Section 3. Removal. Subject to the terms of the Director Nomination Agreement, and to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in any Preferred Stock Designation and Section ~~6~~ 4 of this Article VII, any director may be removed from office by the stockholders ~~only for cause~~ at any time, with or without cause, upon (i) the affirmative vote of the holder(s) of record of a majority of the outstanding shares of Common Stock entitled to vote generally for the election of directors acting at a meeting of the stockholders; and (ii) by written consent in accordance with the General Corporation Law of the State of Delaware and the Bylaws and only in the manner provided in this Article VII, Section 4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a director or directors is among the purposes of the meeting and identifies the director or directors proposed to be removed, the affirmative vote of the holders of at least majority of the voting power of the outstanding Voting Stock, voting together as a single class, may remove such director or directors for cause. Notwithstanding the foregoing, in the event that a stockholder party to the Director Nomination Agreement provides notice to the Corporation to remove a director designated by such

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stockholder pursuant to the terms of the Director Nomination Agreement, whether such removal is with or without cause, the Corporation may take all necessary action to cause such removal, to the extent permitted by applicable law, and such director or director may be removed with or without cause.

Section 4. Preferred Stock — Directors. Notwithstanding any other provision of this Article VII, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the number of directors constituting the entire board shall automatically be increased by such specified number of directors and the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this ~~Second~~ Third Amended and Restated Certificate, including any Preferred Stock Designation, and such directors shall not be included in any of the classes created pursuant to this Article VII unless expressly provided by such terms. Except as otherwise provided in a Preferred Stock Designation, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

ARTICLE VIII
LIMITED LIABILITY

To the full extent permitted by the DGCL and any other applicable law currently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a director of the Corporation, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director. No repeal or modification of this Article VIII will adversely affect the protection of any director of the Corporation provided hereby in relation to any breach of fiduciary duty or other act or omission as a director of the Corporation occurring prior to the effectiveness of such repeal or modification.

ARTICLE IX
INDEMNIFICATION

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified by the Corporation to the fullest extent permitted or required by the DGCL and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, except as provided in Section 4 of this Article IX with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee pursuant to this Section 1 in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article IX shall include the right to advancement by the Corporation of any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation service to an employee

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benefit plan) shall be made pursuant to this Section 2 only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2. An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 2 is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 1 of this Article IX with respect to the related Proceeding or the absence of any prior determination to the contrary.

Section 3. Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 4. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article IX is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader reimbursements of prosecution or defense expenses than such law permitted the Corporation to provide prior to such amendment), to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses hereunder pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Corporation.

Section 5. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Second Amended and Restated Certificate, the Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Article IX shall limit or otherwise affect any such other right or the Corporation’s power to confer any such other right.

Section 6. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 7. No Duplication of Payments. The Corporation shall not be liable under this Article IX to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

Annex A-10

ARTICLE X
CORPORATE OPPORTUNITIES

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity pursuant to Section 122(17) of the DGCL. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) Bernhard Capital Partners Management LP or any of its Affiliates (other than the Corporation and its subsidiaries), successors, partners, principals, directors, officers, current and former members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation or (ii) Boxwood Sponsor LLC, MIHI Boxwood Sponsor, LLC, MIHI LLC or Boxwood Management Company, LLC or any of their respective Affiliates (other than the Corporation and its subsidiaries), successors, partners, principals, directors, officers, current and former members, managers and employees (including, for the avoidance of doubt, any of the foregoing notwithstanding the dissolution of any of the foregoing entities following the date of this ~~Second~~ Third Amended and Restated Certificate), including any of the foregoing who serve as officers or directors of the Corporation (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation, such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent the director is permitted to refer that opportunity to the Corporation without violating any legal or contractual obligation. Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification. For purposes of this Article X, “Affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with such person.

ARTICLE XI
AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this ~~Second~~ Third Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this ~~Second~~ Third Amended and Restated Certificate and the DGCL, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this ~~Second~~ Third Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

Notwithstanding anything to the contrary contained in this ~~Second~~ Third Amended and Restated Certificate or the Bylaws, and notwithstanding that a lesser percentage or vote may be permitted from time to time by applicable law, no provision of Article IV, Article VII, Article IX, Article X, and this Article XI (except by virtue of a filing of a Preferred Stock Designation, but subject to any vote required by law or by other provisions of this ~~Second~~ Third Amended and Restated Certificate with respect to such Preferred Stock Designation) may be altered, amended or repealed in any respect, nor may any provision of this ~~Second~~ Third Amended and Restated Certificate or of the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this ~~Second~~ Third Amended and Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of at least ~~6623%~~ a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that, so long as the Director Nomination Agreement remains in effect, no provision of this ~~Second~~ Third Amended and Restated Certificate may be amended, altered or repealed in any manner that would be contrary to or inconsistent with the terms of the Director Nomination Agreement.

ARTICLE XII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 1. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this ~~Second~~ Third Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any

Annex A-11

action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 1 will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of any consented to the provisions of this Section 1.

ARTICLE XIII
SEVERABILITY

If any provision or provisions (or any part thereof) of this ~~Second~~ Third Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this ~~Second~~ Third Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this ~~Second~~ Third Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this ~~Second~~ Third Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this ~~Second~~ Third Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XIV
SECTION 203 OF THE DGCL

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

IN WITNESS WHEREOF, ~~Boxwood Merger Corp~~ Atlas Technical Consultants Inc. has caused this ~~Second~~ Third Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this ~~14th~~ [•] day of ~~February~~ [•], ~~2020~~ 2022.

~~BOXWOOD MERGER CORP.~~

ATLAS TECHNICAL CONSULTANTS, INC.

By:            ~~/s/ Stephen M, Kadenacv~~

Name: ~~Stephen M. Kadenacy~~ L. Joe Boyer
Title: Chief Executive Officer

Annex A-12

ANNEX B

PROPOSED AMENDMENTS TO BYLAWS OF ATLAS TECHNICAL CONSULTANTS, INC.

Section 8.8 Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII by the stockholders shall require the affirmative vote of the stockholders holding ~~at least 662⁄3%~~ at least a majority of the voting power of all outstanding shares of capital stock of the Corporation.

Annex B-1

ATLAS TECHNICAL CONSULTANTS, INC. 13215 BEE CAVE PARKWAY BUILDING B, SUITE 230 AUSTIN, TX 78738 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 8, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ATCX2022 You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have your control number available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 8, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Class III Directors Nominees 01) Thomas Henley 02) Leonard Lemoine 03) Collis Temple III The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm to audit our financial statements for the 2022 fiscal year. 3. To approve the amendment and restatement of our Second Amended and Restated Certificate of Incorporation (the “Charter”) to, among other items, eliminate the supermajority voting requirements to amend the Charter and our Bylaws. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 2021 Annual Report on Form 10-K are available at www.proxyvote.com ATLAS TECHNICAL CONSULTANTS, INC.Virtual - Only Annual Meeting of Stockholders June 9, 2022 10:00 AM CDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Brian Ferraioli and Bradford Twombly, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock (including Class A and Class B common stock) of ATLAS TECHNICAL CONSULTANTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, CDT on June 9, 2022, at www.virtualshareholdermeeting.com/ATCX2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. Continued and to be signed on reverse side